EXHIBIT 10.4
Execution Copy

AGREEMENT AND PLAN OF MERGER
among
IPC SYSTEMS, INC.,
WHITEHALL MERGER CORPORATION,
and
WESTCOM HOLDING CORP.
Dated as of March 26, 2007

i

ii

SCHEDULES
Disclosure Schedule
EXHIBITS
Exhibit A Escrow Agreement
Exhibit B Commitment Letters
Exhibit C Olivier Report

iii

AGREEMENT AND PLAN OF MERGER
     Agreement and Plan of Merger, dated as of March 26, 2007 (including the Schedules and Exhibits hereto, this “Agreement”), is by and among IPC Systems, Inc., a Delaware corporation (“Buyer”), Whitehall Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), Westcom Holding Corp., a Delaware corporation (the “Company”) and One Equity Partners LLC, solely in its capacity as Stockholder Representative. Buyer, Merger Sub, the Company and stockholders of the Company listed as signatories to this Agreement (the “Principal Stockholders”) are referred to collectively herein as the “Parties” and each individually as a “Party.”
W I T N E S S E T H:
     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Buyer and the Company will enter into a business combination transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into the Company with the Company as the surviving corporation and a wholly-owned subsidiary of Buyer (the “Merger”);
     WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, the respective companies and their respective stockholders and have resolved to recommend that their respective stockholders consent to and approve this Agreement, the Merger and the related transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and
     WHEREAS, concurrently with the execution of this Agreement, the Principal Stockholders who hold, in the aggregate, a number of Shares entitling the Principal Stockholders to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, shall provide evidence reasonably satisfactory to Buyer that holders of at least a majority of the Shares have irrevocably adopted and approved this Agreement and the transactions contemplated hereby by written consent, in accordance with the DGCL, and the Company’s Certificate of Incorporation and Bylaws.
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
                    Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

     “2006 Audited Financials” has the meaning set forth in Section 7.14.
     “Action” means any action, suit, claim, arbitration, investigation or proceeding by or before any court or other Governmental Authority.
     “Adjusted Working Capital” means, as of any date of determination for the Company and its Subsidiaries, the sum of (a) a positive amount equal to the portion of the assets of the Company and its Subsidiaries, with all such Subsidiaries accounted for on a consolidated basis and not on an equity or cost accounting basis, that constitutes current assets and (b) a negative amount equal to the portion of the liabilities of the Company and its Subsidiaries, with all such Subsidiaries accounted for on a consolidated basis and not on an equity or cost accounting basis, that constitutes current liabilities, all as determined in accordance with GAAP consistently applied and calculated in accordance with methodologies set forth in Section 4.2 of the Disclosure Schedule. Notwithstanding the foregoing, for purposes of calculating Adjusted Working Capital, (a) current assets and current liabilities shall not include (i) cash and cash equivalents, (ii) any assets or liabilities related to Taxes, (iii) the current portion of any Indebtedness of the Company Group, (iv) any amounts payable by the Company Group pursuant to the Asset Purchase Agreement dated March 2, 2006 between Lexar LLC and WestCom Technologies or the Stock Purchase Agreement dated March 2, 2006 among Marcus Bateson, Keith Smith, Lexar UK, WestCom Europe Limited, Lexar LLC and WestCom Corporation (collectively, the “Lexar Purchase Agreements”), and (v) any Stockholder Allocable Expenses and (b) Adjusted Working Capital shall be deemed to include the following (regardless of how such items would otherwise be treated under GAAP): (i) as a liability and not as an asset, the maximum amount due to Jack Barry and Jeffrey Hug for payments made in consideration for or in connection with the amendment by each of his employment agreement on August 5, 2006 and (ii) as a liability and not as an asset, any fees or expenses incurred or to be incurred by or on behalf of the Company Group in connection with the Merger, the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, to the extent (A) not a Stockholder Allocable Expense and (B) payable on or after the Closing.
     “Adjustment Amount” means the amount equal to the Adjusted Working Capital minus the Target Working Capital, which amount may be a positive or negative number.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Affiliate Contract” means any Contract between or among a member of the Company Group, on the one hand, and any of its Affiliates (and any members or partners of such Affiliates) (other than a member of the Company Group), on the other hand.
     “Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
     “Applicable Percentage” means with respect to any holder of shares of Common Stock or Options, a ratio (expressed as a percentage) equal to the aggregate Per Share Merger

Consideration to which such holder is entitled hereunder, divided by the aggregate amount of Per Share Merger Consideration paid to all such holders.
     “Balance Sheet” has the meaning set forth in Section 5.7(a)(i).
     “Balance Sheet Date” means December 31, 2006.
     “Base Merger Consideration” means Five Hundred Fifteen Million Dollars ($515,000,000).
     “Business” means the business conducted by the Company Group as of the date of this Agreement.
     “Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York are not open for the transaction of normal banking business.
     “Buyer” has the meaning set forth in the preamble to this Agreement.
     “Buyer Group” has the meaning set forth in Section 11.1.
     “Certificates” has the meaning set forth in Section 4.5(b).
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Balance Sheet” has the meaning set forth in Section 4.2(b).
     “Closing Date” means the date the Closing occurs pursuant to Section 2.2.
     “Closing Date Schedule Supplement” has the meaning set forth in Section 14.5(c).
     “Closing Working Capital Statement” has the meaning set forth in Section 4.2(b).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Letters” has the meaning set forth in Section 6.5.
     “Common Stock” has the meaning set forth in Section 4.1(a).
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Company Employees” has the meaning set forth in Section 7.9(a).
     “Company Financial Statements” has the meaning set forth in Section 5.7(a).
     “Company Group” means the Company and the Company’s Subsidiaries.
     “Company IP” has the meaning set forth in Section 5.11(a)(i).

     “Company Plans” has the meaning set forth in Section 5.16(a).
     “Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 17, 2007, between the Company and Silver Lake Management Company, L.L.C.
     “Consents” means consents, orders, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
     “Contract” means any binding contract, obligation, plan, undertaking, arrangement, agreement, commitment, indenture, note, bond, mortgage, loan, instrument, lease, consent or license.
     “Controlled Group” has the meaning set forth in Section 5.16(d).
     “Damages” means all losses, claims, damages, payments, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions or in enforcing a Party’s rights hereunder).
     “Debt Commitment Letters” has the meaning set forth in Section 6.5(a).
     “DGCL” has the meaning set forth in the recitals to this Agreement.
     “Disclosure Schedule” means the disclosure schedule delivered by the Principal Stockholders to Buyer on the date hereof, as may be supplemented in accordance with the terms hereof.
     “Dissenting Shares” has the meaning set forth in Section 4.1(e).
     “Effective Time” has the meaning set forth in Section 2.3.
     “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources; provided further, that the term “Environmental Law” shall include any Law relating to occupational safety and health or the protection of human health, to the extent relating to exposure to any hazardous or deleterious substance.
     “Equity Commitment Letter” has the meaning set forth in Section 6.5(b).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Accounts” has the meaning set forth in Section 4.3.
     “Escrow Agent” has the meaning set forth in Section 4.3.
     “Escrow Agreement” has the meaning set forth in Section 4.3.

     “Escrow Funds” has the meaning set forth in Section 4.3.
     “Estimated Adjustment Amount” means the Principal Stockholders’ good faith estimate of the Adjustment Amount as derived from the Estimated Working Capital Statement and the calculation of Adjusted Working Capital thereon.
     “Estimated Balance Sheet” means the estimated unaudited balance sheet of the Company and its Subsidiaries, with all such Subsidiaries accounted for on a consolidated basis and not on an equity or cost accounting basis, as of the close of business on the day prior to the Closing Date prior to any purchase accounting adjustments and prepared in accordance with the methodologies set forth in Section 4.2(b).
     “Estimated Working Capital Statement” means a statement prepared in good faith by the Principal Stockholders setting forth in reasonable detail (a) Adjusted Working Capital that would be calculated under Section 4.2 if the Estimated Balance Sheet was deemed to be the Closing Balance Sheet (assuming no disputes with respect thereto) and (b) a good faith calculation of the Estimated Adjustment Amount.
     “Excess Payment” has the meaning set forth in Section 4.2(e)(i)(B).
     “FCC” has the meaning set forth in Section 9.1(c).
     “Final Settlement Date” has the meaning set forth in Section 4.2(c).
     “Final Working Capital Statement” has the meaning set forth in Section 4.2(d).
     “Foreign Benefit Plans” has the meaning set forth in Section 5.16(h).
     “Fully-Diluted Common Shares” means the shares of Common Stock issued and outstanding immediately prior to the Effective Time, assuming the exercise of all of the Options (as defined below) outstanding immediately prior to the Effective Time and the issuance of all of the shares of Common Stock issuable in respect thereof.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any domestic, foreign or multinational federal, state or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality or arbitral or similar forum.
     “Hazardous Materials” means (a) asbestos, polychlorinated biphenyls, petroleum, petroleum derived substances, by-products or wastes, (b) any substance that is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “solid waste,” “pollutant,” or “contaminant” or (c) any substance that is toxic, explosive, corrosive, flammable, radioactive, or otherwise hazardous and is defined, regulated or listed as such, or any other term of similar import, under any applicable Environmental Law or that could otherwise reasonably be expected to result in the imposition of Liability under any applicable Environmental Law.
     “Hirtenstein Group” has the meaning set forth in Section 7.11.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, without duplication, the sum of (a) all obligations of the Company Group for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) other indebtedness of the Group evidenced by notes, bonds, debentures or other debt securities, (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company Group through an agreement, contingent or otherwise, to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss, (d) indebtedness for the deferred purchase price of property or services with respect to which the Company Group is liable, other than ordinary course trade payables, (e) all obligations of the Company Group as lessee or lessees under capital leases in accordance with GAAP, (f) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company Group is party, (g) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto and (h) any amounts not to exceed $1,200,000 payable or which could become payable (assuming all conditions to earnout or other future payments are satisfied) by the Company Group pursuant to the Lexar Purchase Agreements.  For the avoidance of doubt, Indebtedness shall not include any (a) guarantees by the Company Group of indebtedness of the types described in clauses (a) and (b) above of any wholly-owned Subsidiary of the Company or (b) intercompany accounts, payables or loans of any kind or nature.
     “Indemnification Escrow Account” has the meaning set forth in Section 4.3.
     “Indemnification Escrow Funds” has the meaning set forth in Section 4.3.
     “Indemnified Claim” has the meaning set forth in Section 11.4(f).
     “Indemnified Officers” has the meaning set forth in Section 7.8.
     “Indemnified Party” has the meaning set forth in Section 11.2.
     “Indemnifying Party” has the meaning set forth in Section 11.2.
     “Indemnity Reduction Amounts” has the meaning set forth in Section 11.3(c).
     “Injunction” has the meaning set forth in Section 7.3.
     “Intellectual Property” means all United States and foreign intellectual and industrial property rights, including (a) all patents, patent applications and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, and other source indicators, and all applications, registrations and renewals in connection therewith, and the goodwill of any business symbolized by the foregoing, (c) all copyrightable works, all copyrights (including all computer programs, compilations, code, databases, computer software, systems, networks and related documentation (together, “Software”) and website content) and all applications, registrations and renewals in connection therewith and (d) all trade secrets and confidential or proprietary business information (including research and development, know-how, compositions, manufacturing and production processes, inventions, discoveries, technology, technical data, designs, specifications and business and marketing plans and proposals).
     “Knowledge” means (a) with respect to the Company, the actual knowledge of any individual set forth on Schedule A1, (b) with respect to the Principal Stockholders, the actual knowledge of any individual set forth on Schedule A2 and (c) with respect to Buyer or Merger Sub, the actual knowledge of any individual set forth on Schedule A3.
     “Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees and injunctions of Governmental Authorities.
     “Leased Real Property” has the meaning set forth in Section 5.10(b).
     “Leases” has the meaning set forth in Section 5.10(b)(i).
     “Lexar Purchase Agreements” has the meaning set forth in the definition of Adjusted Working Capital.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Lien” means any mortgage, pledge, hypothecation, preference, security agreement, easement, covenant, restriction, lien, charge, security interest or other encumbrance of any kind or nature whatsoever.
     “Liquidation Preference” has the meaning set forth in Section 4.1(b).
     “Material Adverse Effect” means (a) with respect to the Company Group, any change, effect, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of the Company Group, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with (i) the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (ii) general economic, industry or market events, occurrences, developments, circumstances or conditions, in each case that do not have a disproportionate effect on the Company Group relative to other Persons in the industry, (iii) changes in applicable Laws or accounting standards, principles or interpretations, in each case that do not have a disproportionate effect on the Company Group relative to other Persons in the industry, (iv)  the public announcement or the pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken at the request or with the consent of Buyer or Merger Sub, (b) with respect to Buyer or Merger Sub, a material adverse effect on the ability of Buyer or Merger Sub to perform its obligations under, or to consummate the transactions contemplated by, this Agreement and (c) with respect to the Principal Stockholders, a material adverse effect on the ability of the Principal Stockholders to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.
     “Material Contracts” has the meaning set forth in Section 5.13(a).
     “Merger” has the meaning set forth in the recitals to this Agreement.
     “Merger Consent” has the meaning set forth in Section 7.16(a).
     “Merger Consideration” has the meaning set forth in Section 4.1(c).
     “Merger Sub” has the meaning set forth in the preamble to this Agreement.
     “Notice of Disagreement” has the meaning set forth in Section 4.2(c).
     “Olivier Report” means the study conducted by Olivier and Associates which is currently in draft form and is entitled, “The WestCom Corporation Multi-State Sales-Use Action Tax Review” and is attached hereto as Exhibit C.
     “OpCo Group” means, collectively, WestCom Corporation, WestCom Europe Limited, WestCom Dedicated Private Lines, Inc., WestCom Latin America Limited, WestCom Global Networks ULC and WestCom Dedicated Private Lines, Inc.
     “Option Cancellation Payment” has the meaning set forth in Section 4.1(d).
     “Option Holder” has the meaning set forth in Section 4.1(d).
     “Option Shares” has the meaning set forth in Section 4.1(h).
     “Options” means each unexercised option to purchase shares of Common Stock that is outstanding immediately prior to the Effective Time.
     “Other Parties” has the meaning set forth in Section 5.13(b).
     “Parties” has the meaning set forth in the preamble to this Agreement.
     “Per Share Merger Consideration” has the meaning set forth in Section 4.1(c).
     “Permits” means written permits, licenses, franchises, registrations, variances and approvals obtained from any Governmental Authority.
     “Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) in the case of property owned or held by the Company Group, easements, covenants and other restrictions which do not materially impair the current use, occupancy or value of the property subject thereto and (h) Liens that do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect.
     “Person” means any individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).
     “Post-Closing Tax Period” means a taxable period or portion thereof beginning after the Closing Date.
     “Pre-Closing Tax Period” means a taxable period or portion thereof ending on or before the Closing Date.
     “Preferred Stock” has the meaning set forth in Section 4.1(a).
     “Preliminary Merger Consideration” means the Base Merger Consideration, plus the Estimated Adjustment Amount (which shall be a deduct to the extent the Estimated Adjustment Amount is a negative number), minus the Escrow Funds, minus Stockholder Allocable Expenses, minus the amount of outstanding Indebtedness at Closing and plus any unrestricted cash and cash equivalents (net of any repatriation costs assuming distribution of such cash and cash equivalents to the Company on the Closing Date (but immediately prior to the Closing)) held by the Company Group on the Closing Date (but immediately prior to the Closing).
     “Principal Stockholders” has the meaning set forth in the preamble to this Agreement.
     “Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
     “Required Telecommunications Approvals” has the meaning set forth in Section 9.1(c).
     “Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Shares” has the meaning set forth in Section 4.1(a).
     “Shortfall Reduction” has the meaning set forth in Section 4.2(e)(i)(A).
     “Stockholder Allocable Expenses” has the meaning set forth in Section 4.4.
     “Stockholder Group” has the meaning set forth in Section 11.2.
     “Stockholder Representative” has the meaning set forth in Section 13.1.
     “Straddle Period” means a taxable period beginning before and ending after the Closing Date.
     “Subsidiary” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity or (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of such first person’s Subsidiaries, or by such first Person and one or more of such first person’s Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of such first person’s Subsidiaries, or such first Person and one or more of such first person’s Subsidiaries (i) owns a majority of the equity interests thereof or (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.
     “Substitute Financing” has the meaning set forth in Section 7.7(c).
     “Surviving Corporate Group” has the meaning set forth in Section 7.8.
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Surviving Covenants” has the meaning set forth in Section 11.3(d).
     “Target Working Capital” means $2,798,553.
     “Tax” means any federal, state, local or foreign tax, charge, duty, fee, levy or other similar assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, imposed by any taxing authority, or imposed by any regulatory or administrative authority with respect to the provision of telecommunications services of the type, or comparable to the type, referred to in the Olivier Report, and including any interest, penalty or addition thereto.
     “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any taxing authority.

     “Third Party Claim” has the meaning set forth in Section 11.4(a).
     “Transaction Documents” means this Agreement, the Escrow Agreement, the Commitment Letters and all other documents delivered at Closing or required to be delivered by any Party pursuant to this Agreement.
     “Transfer Taxes” means all transfer Taxes (excluding Taxes measured by net income), including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.
     “Voluntary Disclosure Agreement” includes any agreement, compromise, managed audit, administrative determination or similar proceeding whereby a United States state or local Governmental Authority responsible for the collection of sales and use Taxes, or Taxes of the type, or comparable to the type, referred to in the Olivier Report, agrees to allow a settlement amount pursuant to a voluntary compliance program with respect to such Taxes.
     “Working Capital Escrow Account” has the meaning set forth in Section 4.3.
     “Working Capital Escrow Funds” has the meaning set forth in Section 4.3.
     “Working Capital Statement Arbitrator” has the meaning set forth in Section 4.2(d).
                    Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
ARTICLE II.
MERGER
                    Section 2.1. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) in accordance with the DGCL.
                    Section 2.2. Closing. Unless this Agreement shall have been terminated pursuant to Article XII and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article IX, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the day which is two (2) Business Days after the date on which the last of the conditions set forth in Article IX (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived or (b) on such other date and/or at such other time and/or place as the Parties may mutually determine (the “Closing Date”); provided, that Buyer, at its option shall be permitted to defer the Closing Date for until the latest of 15 Business Days (x) following satisfaction of the condition set forth in Sections 9.1(b); (y) after public notice of any filings required to be made with the FCC as contemplated by Section 9.1(c) and (z) after receipt of notice of the scheduled date of the meeting of the New York Public Services Commission to approve any filings made with such commission as contemplated by Section 9.1(c).
                    Section 2.3. Effective Time of the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or at such other time as Merger Sub and the Company shall agree should be specified in the certificate of merger, which filing shall be made as soon as practicable on the Closing Date. When used in this Merger Agreement, the term “Effective Time” shall mean the time at which such certificate is accepted for filing by the Secretary of State of the State of Delaware or such time as otherwise specified in the certificate of merger.
                    Section 2.4. Effect of Merger. The Merger shall, from and after the Effective Time, have all the effects provided herein, in the certificate of merger and in the applicable provisions of the DGCL.
                    Section 2.5. Further Actions. The parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be necessary or appropriate in order to effect the Merger, including, but not limited to, making filings, recordings or publications required under the DGCL. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

ARTICLE III.
THE SURVIVING CORPORATION
                    Section 3.1. Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable Law (subject to Section 7.8 hereof).
                    Section 3.2. Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law (subject to Section 7.8 hereof).
                    Section 3.3. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation and in accordance with applicable Law.
                    Section 3.4. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation and in accordance with applicable Law.
ARTICLE IV.
CONVERSION OF SHARES
                    Section 4.1. Merger Consideration. As of the Effective Time, by virtue of the Merger and without any further action on the part of any shareholder of the Company or Merger Sub:
     (a) All shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) and all shares of Series A Preferred Stock, par value $0.01 per share, of the Company (“Preferred Stock,” and together with the Common Stock, the “Shares”) which are held by the Company as treasury stock or otherwise shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any shares of Common Stock or Preferred Stock that are owned by Buyer or Merger Sub shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Common Stock or Preferred Stock that are owned by Subsidiaries of the Company shall remain outstanding.

     (b) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time, other than those to which Section 4.1(a) applies and other than any Dissenting Shares, shall be converted into and represent the right to receive an amount in cash equal to the liquidation preference required to be paid for such share, plus an amount equal to a prorated dividend for the period from the Dividend Payment Date (as defined in the Amended and Restated Certificate of Incorporation of the Company) immediately prior to the Closing Date pursuant to the Preferred Stock designations set forth in the Amended and Restated Certificate of Incorporation of the Company (such amount in cash being referred to herein as the “Liquidation Preference”).
     (c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than those to which Section 4.1(a) applies and other than any Dissenting Shares, shall be converted into and represent the right to receive an amount in cash (such amount in cash being referred to herein as the “Per Share Merger Consideration”) equal to the Preliminary Merger Consideration, which amount shall be adjusted after the Closing in accordance with Section 4.2 (as so adjusted, the “Merger Consideration”), plus the aggregate exercise price of the Options which are “in-the-money Options”, minus the aggregate Liquidation Preference to be paid with respect to the Preferred Stock divided by the total number of Fully-Diluted Common Shares. Options are “in-the-money Options” only if the exercise price in respect of the shares of Common Stock issuable upon exercise thereof is less than the Per Share Merger Consideration.
     (d) Each Option granted to any current or former employee of the Company or any Subsidiary thereof or any other Person (each grantee an “Option Holder”) that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor, each Option Holder shall be entitled to a cash payment (the “Option Cancellation Payment”) in respect of each such canceled Option equal to the (i) the number of shares of Common Stock covered by such Option immediately prior to the Effective Time multiplied by (ii) the excess of the Per Share Merger Consideration over the per share exercise price under such Option. The Option Cancellation Payments shall be subject to all applicable withholding and employment taxes and shall be paid to the Option Holders as soon as practicable following the Effective Time.
     (e) Notwithstanding anything to the contrary herein, Shares issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to and has properly complied with the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted as of the Effective Time into a right to receive the Per Share Merger Consideration, but instead shall have such rights as may be available under the DGCL; provided, however, that if any such shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the DGCL, such shareholder’s shares of Common Stock and/or Preferred Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration or applicable Liquidation Preference and such shares of Common Stock and/or Preferred Stock shall no longer be Dissenting Shares. Promptly and in any event within 10 Business Days following the date of this Agreement, the Company shall, in accordance with Section

262(d) of the DGCL, notify the holders of Shares of their right to seek appraisal pursuant to such Section. The Company will give Buyer reasonable notice of all written notices received by the Company pursuant to Section 262 of the DGCL. Without the prior written consent of Buyer, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Effective Time, no shareholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares for any purpose or receive payment of dividends or other distributions with respect to his or her shares (except dividends and distributions payable to shareholders of record at a date which is prior to the Effective Time).
     (f) Each issued and outstanding share of common stock, $0.01 par value, of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Corporation.
     (g) Notwithstanding anything to the contrary herein, upon surrender of any certificate representing fractional shares of Common Stock or Preferred Stock, the holder thereof will be paid the cash value of such fraction, which shall be equal to such fraction multiplied by the Per Share Merger Consideration or applicable Liquidation Preference.
     (h) If, between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock, Preferred Stock and/or Options or the shares of Common Stock and/or Preferred Stock issued or issuable upon exercise of Options (“Option Shares”) are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided that, for the avoidance of doubt, no adjustment shall be made under this Section 4.1(h) if the number of outstanding shares of Common Stock or Preferred Stock increases as a result of the exercise of Options.
                    Section 4.2. Merger Consideration Adjustments.
     (a) Estimated Balance Sheets and Estimated Working Capital Statement. The Stockholder Representative shall deliver to Buyer and Merger Sub, no later than three (3) Business Days prior to the Closing, its good faith Estimated Balance Sheet and the Estimated Working Capital Statement.
     (b) Closing Balance Sheets and Closing Working Capital Statement. Within ninety (90) days following the Closing, the Company shall prepare and deliver to the Stockholder Representative an unaudited balance sheet of the Company and its Subsidiaries, with all such Subsidiaries accounted for on a consolidated basis and not on an equity or cost accounting basis as of the close of business on the day prior to the Closing Date prior to any purchase accounting adjustments (the “Closing Balance Sheet”), together with a statement (the “Closing Working Capital Statement”) setting forth the Adjusted Working Capital as reflected on and derived from the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP using the same applicable accounting methods, accounting practices, assumptions, policies and methodologies as were used in preparing the Company Financial Statements, except as set forth in Section 4.2 of the Disclosure Schedule. Section 4.2 of the Disclosure Schedule sets forth a calculation of how the Adjusted Working Capital was reflected on and derived from the Company Financial Statements. Adjusted Working Capital set forth in the Closing Working Capital Statement shall be derived from the Closing Balance Sheets using the same applicable accounting methods, accounting practices, assumptions, policies and methodologies as were used in the calculation set forth in Section 4.2 of the Disclosure Schedule. Buyer and the Stockholder Representative shall provide to each other such data and information as the other Party may reasonably request in connection with the preparation and review of the Closing Balance Sheet and the Closing Working Capital Statement.
     (c) Notice of Disagreement. The Closing Working Capital Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by the Stockholder Representative unless the Stockholder Representative gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Working Capital Statement (as revised in accordance with paragraph (d) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which the Stockholder Representative and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Final Working Capital Statement is issued by the Working Capital Statement Arbitrator.
     (d) Final Working Capital Statement. During the first twenty (20) days following the date upon which Buyer receives a Notice of Disagreement, the Stockholder Representative and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20) day period (or earlier by mutual agreement to arbitrate) Buyer and the Stockholder Representative have not reached agreement on such matters, the matters that remain in dispute may be submitted to an arbitrator (the “Working Capital Statement Arbitrator”) by either Party for review and resolution. The Working Capital Statement Arbitrator shall be a nationally recognized independent public accounting firm agreed upon by Buyer and the Stockholder Representative in writing. The hearing date will be scheduled by the Working Capital Statement Arbitrator as soon as reasonably practicable, and shall be conducted on a confidential basis. Each Party shall, not later than seven (7) days prior to the hearing date set by the Working Capital Statement Arbitrator, submit a brief (to include such Party’s calculations with regard to amounts in dispute on the Closing Working Capital Statement) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Working Capital Statement Arbitrator shall render a decision resolving the matters in dispute on the basis of the standards set forth in this Section 4.2 (which decision shall include a written statement of findings and conclusions) within ten (10) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Working Capital Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Adjusted Working Capital and shall issue the Final Working Capital Statement reflecting such decisions. The decision of the

Working Capital Statement Arbitrator shall be final and binding on the Parties. The fees and expenses of the Working Capital Statement Arbitrator pursuant to this Section 4.2(d) shall be borne equally by Buyer and the Stockholder Representative. The fees and disbursements of the Company’s independent auditors incurred in connection with the procedures performed with respect to the Closing Balance Sheets and the Closing Working Capital Statement shall be borne by the Company and the fees and disbursements of the Stockholder Representative’s independent auditors incurred in connection with their preparation of the Notice of Disagreement shall be borne by the Stockholder Representative. As used in this Agreement, the term “Final Working Capital Statement” shall mean the Closing Working Capital Statement described in Section 4.2(b), as prepared by the Company and, if applicable, as subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Working Capital Statement Arbitrator, the Closing Working Capital Statement issued by the Working Capital Statement Arbitrator.
                    (e) Final Settlement and Adjustment to Merger Consideration; Payment.
                         (i) (A) If the Adjustment Amount as derived from the Final Working Capital Statement is less than the Estimated Adjustment Amount, the Preliminary Merger Consideration shall be decreased by an amount, not to exceed the amount of the Escrow Funds, equal to such excess of the Estimated Adjustment Amount over the Adjustment Amount as derived from Final Working Capital Statement (“Shortfall Reduction”) and (B) if the Adjustment Amount as derived from the Final Working Capital Statement is greater than the Estimated Adjustment Amount, the Preliminary Merger Consideration shall be increased by an amount, not to exceed an aggregate amount equal to the amount of the Escrow Funds, equal to such excess of the Adjustment Amount as derived from the Final Working Capital Statement over the Estimated Adjustment Amount (“Excess Payment”).
                         (ii) Any Shortfall Reduction or Excess Payment described in clause (A) or (B) in Section 4.2(e)(i) shall be paid to Buyer or the Stockholder Representative, as the case may be, not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Buyer or the Stockholder Representative, as applicable. The amount of any Shortfall Reduction or Excess Payment to be made after the Closing Date pursuant to this Section 4.2(e)(ii) shall bear interest from and including the Closing Date to but excluding the date of payment to Buyer or the Stockholder Representative, as the case may be, at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. Any payment to be made by the Stockholder Representative pursuant to this Section 4.2(e) should be made first with the Working Capital Escrow Funds and, to the extent such Working Capital Escrow Funds are insufficient to make the required payments, then from the Indemnification Escrow Funds, in each case in accordance with the Escrow Agreement. The Stockholder Representative shall in turn pay to the other holders of shares of Common Stock and Options entitled to receive Per Share Merger Consideration such appropriate portion of the Excess Payment pro rata in accordance with such other holder’s Applicable Percentage.

                    Section 4.3. Escrow Funds. At the Closing, Buyer shall pay $10,000,000 (the “Working Capital Escrow Funds”) and $51,500,000 (the “Indemnification Escrow Funds,” and together with the Working Capital Escrow Funds, the “Escrow Funds”) to an escrow agent mutually agreeable to Buyer and the Company (the “Escrow Agent”) to be held and delivered by the Escrow Agent in accordance with the terms and provisions of a certain escrow agreement that shall be executed and delivered by Buyer, the Company, the Stockholder Representative and the Escrow Agent at the Closing substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Working Capital Escrow Funds and the Indemnification Escrow Funds shall each be placed in a separate escrow account (the “Working Capital Escrow Account” and the “Indemnification Escrow Account,” respectively, and together, the “Escrow Accounts”). The Indemnification Escrow Funds shall be established solely to secure (x) the indemnification obligations of the shareholders of the Company, as set forth in Section 11.1 hereof, and (y) any Shortfall Reduction in excess of $10,000,000. The Working Capital Escrow Funds shall be established solely to secure any Shortfall Reduction, as set forth in Section 4.2(e)(i)(A) hereof. In the event that any payment is to be made out of the Escrow Funds pursuant to this Agreement, each of the Parties agrees to take all actions reasonably necessary to cause such payment to be made pursuant to the Escrow Agreement, including by delivering written instructions to the Escrow Agent to make such payment.
                    Section 4.4. Stockholder Allocable Expenses. On or prior to the Closing Date, the Stockholder Representative will provide to Buyer an estimate (which estimate may include such reserves as the Stockholder Representative determines in good faith to be appropriate for any Stockholder Allocable Expenses that are not then known and determinable) of all of the following fees and expenses incurred or to be incurred by the Company or by the Stockholder Representative on behalf of the Company and the holders of the Common Stock, Preferred Stock and/or Options in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and the related process to sell the Company, including: (a) the fees and disbursements of outside counsel to the Company and/or the Stockholder Representative incurred in connection with such transactions, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company and/or the Stockholder Representative in connection with such transactions, (c) if necessary, one-half of the fees and expenses of the Working Capital Statement Arbitrator, (d) one half of any applicable Transfer Taxes payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions and (e) the expenses of the Stockholder Representative incurred in such capacity (the “Stockholder Allocable Expenses”). In no event will Buyer, the Company or the Stockholder Representative be responsible for payment of Stockholder Allocable Expenses in excess of the cash amounts paid to the Stockholder Representative by Buyer under this Section 4.4. All Stockholder Allocable Expenses shall be paid by the Stockholder Representative. Immediately prior to the Effective Time of the Merger and concurrently with the payment to the Stockholder Representative of the Preliminary Merger Consideration in accordance with Section 4.5 hereof, Buyer shall pay to the Stockholder Representative by wire transfer of immediately available funds an amount equal to the Stockholder Allocable Expenses.
                    Section 4.5. Payment.

          (a) Immediately prior to the Effective Time, Buyer shall pay to the Stockholder Representative, for the benefit of the holders of shares of Common Stock, Preferred Stock and Options Holders entitled to amounts pursuant to Sections 4.1(b), 4.1(c) and 4.1(d), an amount in cash equal to the Preliminary Merger Consideration.
          (b) Promptly after the Effective Time, the Stockholder Representative shall send a notice and a letter of transmittal in a form reasonably satisfactory to Buyer and the Company to each holder of certificates formerly evidencing (i) shares of Common Stock or Preferred Stock (other than certificates representing shares of Common Stock or Preferred Stock to be canceled pursuant to Section 4.1(a) and certificates representing Dissenting Shares) and (ii) Options to be cancelled pursuant to Section 4.1(d) (collectively, the “Certificates”) advising holders of such Certificates of the effectiveness of the Merger and the procedure for surrendering to the Stockholder Representative such Certificates for exchange into the Liquidation Preference, the Per Share Merger Consideration or the Option Cancellation Payment, as the case may be, and that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Stockholder Representative of the Certificates and a duly executed letter of transmittal and any other required documents of transfer. Each holder of the Certificates, upon surrender thereof to the Stockholder Representative together with such letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive in exchange therefor the Liquidation Preference, the Per Share Merger Consideration or the Option Cancellation Payment, as the case may be. Upon such surrender, the Stockholder Representative shall promptly deliver the applicable consideration due pursuant to Sections 4.1(b), 4.1(c) and 4.1(d) (less all applicable withholding and employment taxes) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates so surrendered shall promptly be canceled. Until surrendered, the Certificates (other than those evidencing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the consideration due pursuant to Sections 4.1(b), 4.1(c) and 4.1(d), or, in the case of Dissenting Shares, the fair value of such Dissenting Shares in accordance with the DGCL. No interest shall accrue or be paid on any cash payable upon the surrender of the Certificates (other than Dissenting Shares to the extent required by the DGCL).
          (c) If the consideration due pursuant to Sections 4.1(b), 4.1(c) and 4.1(d) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Stockholder Representative any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Stockholder Representative that such Taxes have been paid or are not required to be paid.
          (d) Unless required otherwise by applicable Law, any amount held by the Stockholder Representative that remains undistributed to holders of the Certificates 180 days after the Effective Time shall be delivered to, or as directed by, Buyer and any Certificate holder who has not theretofore complied with the provisions of this Article IV shall thereafter look only to the Surviving Corporation for payment of any consideration due pursuant to Sections 4.1(b), 4.1(c) and 4.1(d) to which he is entitled pursuant to this Article IV. Neither Buyer nor the Stockholder Representative shall be liable to any such Certificate holder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (e) Each holder of Certificates, upon surrender thereof to the Stockholder Representative at the Effective Time together with a letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive, at such date or as promptly as practicable thereafter, the consideration due pursuant to Sections 4.1(b), 4.1(c) and 4.1(d) (less all applicable withholding and employment taxes).
          (f) Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock, Preferred Stock and Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Buyer, as the case may be, such withheld amounts (i) shall be remitted by Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the applicable holders of the shares of Common Stock, Preferred Stock and Options in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be.
                    Section 4.6. No Further Rights. From and after the Effective Time, holders of Certificates theretofore evidencing shares of Common Stock, Preferred Stock or Options shall cease to have any rights as shareholders of the Company, except as provided herein or by applicable Law. All consideration paid pursuant to Section 4.5 upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Stock, Preferred Stock, Options and Option Shares.
                    Section 4.7. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock, Preferred Stock, Options and Option Shares shall be made thereafter. If after the Effective Time Certificates are presented to Buyer or the Surviving Corporation, they shall be canceled and exchanged as provided in this Article IV.
                    Section 4.8. Closing Deliveries.
          (a) At the Closing, the Company shall deliver or cause to be delivered to Buyer the following:
          (i) resignations of the directors of each member of the Company Group from his or her position as director effective as of the Closing;
          (ii) the certificates referred to in Sections 9.3(a) and 9.3(b);
          (iii) a properly executed statement that the Company is not a “United States real property holding corporation” as defined in Section 897 of the Code in compliance with Treas. Reg. Sections 1.897-2(h) and 1.1445-2(c)(3);

          (iv) evidence of termination of the Securities Holders Agreement, dated as of December 17, 2004, among the Company’s shareholders and the Company;
          (v) evidence of termination of the Management Services Agreement, dated as of December 17, 2004 among One Equity Partners LLC, the Company, WestCom Acquisition Corp. and WestCom Corporation;
          (vi) a copy of the Escrow Agreement duly executed by the Company and the Stockholder Representative; and
          (vii) all other documents required to be delivered by the Company or the Stockholder Representative to Buyer at the Closing pursuant to this Agreement.
          (b) At the Closing, Buyer shall deliver or cause to be delivered the following:
          (i) the Preliminary Merger Consideration in immediately available funds to the Stockholder Representative as provided in Section 4.5;
          (ii) the Stockholder Allocable Expenses in immediately available funds to the Stockholder Representative as provided in Section 4.4;
          (iii) the certificates referred to in Sections 9.2(a) and 9.2(b);
          (iv) a copy of the Escrow Agreement duly executed by Buyer and the Escrow Funds in immediately available funds to the Escrow Agent; and
          (v) all other documents required to be delivered by Buyer and Merger Sub to the Company and Stockholder Representative at the Closing pursuant to this Agreement.
                    Section 4.9. Transfer Taxes. All applicable Transfer Taxes payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions shall be borne and will be paid 50% by Buyer and 50% by the Stockholder Representative (as Stockholder Allocable Expenses in accordance with Section 4.4).
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY GROUP
          The Company represents and warrants to Buyer, except as set forth in the Disclosure Schedule, as follows:
                    Section 5.1. Organization of the Company and the Company Group. The Company is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and the Company has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease, license, occupy rate its properties where such properties are now owned, leased, licensed, occupied or operated. Each other member of the Company Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease, license, occupy and operate its properties where such properties are now owned, leased, licensed, occupied or operated, except in all cases where any failures of the representations in this sentence to be true would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group.
                    Section 5.2. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company’s Board of Directors and the Company shall, through its Board of Directors, recommend to the Company’s shareholders that such shareholders vote in favor of this Agreement. Subject only to the adoption of this Agreement of the holders of a majority of the Shares, no other corporate or shareholder proceedings on the part of the Company are necessary to authorize this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.
                    Section 5.3. Non-contravention. Neither the execution and delivery of this Agreement or any Transaction Document to which it is or will be party by the Company, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with any provision of the Articles of Incorporation or Bylaws of the Company, (b) violate or result in a breach of or give rise to any right of termination, modification or acceleration under, or result in the loss of any material right, under any material Contract, except as provided in Section 5.3 of the Disclosure Schedule, (c) subject to the Consents of Governmental Authorities described in Section 5.6, violate any Law to which any member of the Company Group or any of their assets is subject or (d) other than Permitted Liens, create or impose any Lien on the assets of the Company Group, except, in the case of clauses (b) and (c), for such violations or breaches which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group.
                    Section 5.4. Capitalization. Section 5.4 of the Disclosure Schedule sets forth a true, correct and complete list of (a) all the outstanding Common Stock, including the names of the holders thereof, (b) all the outstanding Preferred Stock, including the names of the holders thereof, (c) all Options or warrants to purchase Common Stock, including the names of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of Common Stock subject thereto, the governing agreement or arrangement with respect thereto and the expiration date thereof and (d) all outstanding options or warrants to purchase Preferred Stock, including the names of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of Preferred Stock subject thereto, the governing agreement or arrangement with respect thereto and the expiration date thereof. All of the Shares are duly authorized and validly issued and outstanding and are fully paid and non-assessable and were not issued in violation of any preemptive rights. Other than the Shares and Options set forth on Section 5.4 of the Disclosure Schedule, there are no outstanding voting or non-voting securities of the Company, stock appreciation rights, phantom stock units, performance units, or similar equity-based rights with respect to the Company, securities of the Company convertible into or exchangeable for voting or non-voting securities, or options, warrants, or rights exercisable or exchangeable for or convertible into any other voting or non-voting securities of the Company, and no authorization therefor has been given. Other than the Shares, no shares of capital stock of the Company are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character, relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of the Company, and there are no contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of the Company, securities convertible into or exchangeable for any capital stock of the Company or other securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which shareholders of any member of the Company Group may vote or any other limitations on such voting rights.
                    Section 5.5. Subsidiaries of the Company. Section 5.5 of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries (a) its name and jurisdiction of organization, (b) its form of organization and (c) the capital stock, membership interests or units held by the Company, directly or indirectly, in such Subsidiary. The Company is the direct or indirect beneficial and record owner of all of the issued and outstanding shares of capital stock or other interests in the Company’s Subsidiaries, free and clear of all Liens, except (a) as may be created by this Agreement, (b) as may be expressly set forth in any certificate of formation, limited liability company agreement, limited partnership agreement, Certificate of Incorporation or Bylaws, or similar governing documents of such Subsidiary of the Company, copies of which have been made available to Buyer prior to the date hereof, (c) for any restrictions on sales of securities under the Securities Act or other applicable securities Laws, (d) for Permitted Liens and as set forth in Section 5.5 of the Disclosure Schedule. There are no outstanding warrants, rights to subscribe to, calls or commitments of any character, relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of the Company’s Subsidiaries, or other agreements or commitments obligating any member of the Company Group to issue, transfer, sell, purchase or redeem any securities of any of the Company’s Subsidiaries. None of the Company Subsidiaries own any Common Stock or Preferred Stock. Except for its Subsidiaries, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity. The Company has prior to the date hereof provided to Buyer a complete and correct copy of the organizational documents for each member of the Company Group as currently in effect.

                    Section 5.6. Government Authorizations. Except for (a) compliance with the HSR Act and the regulations thereunder or any other antitrust or merger notification or control Laws, (b) compliance with any applicable requirements of the Securities Act or, any other applicable securities Laws, (c) the Required Telecommunications Approvals and (d) Consents that, if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, no Consent of, with or to any Governmental Authority is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby and thereby, other than any such requirement that is applicable as a result of the specific legal or regulatory status of Buyer, Merger Sub or any of their Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer, Merger Sub or any of their Affiliates is or proposes to be engaged, other than the business conducted by the Company Group as of the date hereof.
                    Section 5.7. Financial Statements.
     (a) Set forth in Section 5.7(a) of the Disclosure Schedule are (i) the audited consolidated balance sheet of the OpCo Group as of December 31, 2005 (the “Balance Sheet”) and the related consolidated statements of income, changes in shareholders equity and cash flows for the fiscal year then ended; (ii) the unaudited consolidated balance sheet of the OpCo Group as of December 31, 2006 and the related consolidated statements of income, changes in shareholders equity and cash flows for the fiscal year then ended; and (iii) the unaudited consolidated balance sheet of the Company Group as of December 31, 2005 and the related consolidated statements of income, changes in shareholders equity and cash flows for the fiscal year then ended and the unaudited consolidated balance sheet of the Company Group as of December 31, 2006 and the related consolidated statements of income for the year then ended (collectively, the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations and cash flows of the OpCo Group or Company Group, as applicable, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein. The Company has provided or made available to Buyer copies of all material documentation relating to the internal controls or other accounting practices of the Company Group.
     (b) Except as set forth in the Balance Sheet or in Section 5.7(b) of the Disclosure Schedule, no member of the Company Group has any Liabilities, except for Liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (c) The 2006 Audited Financials shall, when delivered to Buyer and Merger Sub, present fairly, in all material respects, the consolidated financial condition, statements of operations, cash flows and equity of the OpCo Group in accordance with GAAP consistently applied, at December 31, 2006 and for the year then ended.

     (d) The Company is in possession of, and, to the extent required, has reflected in its books and records, all information (financial or otherwise) necessary for the preparation and completion of the Company Group Audits.
                    Section 5.8. Absence of Certain Changes.
     (a) Since the Balance Sheet Date, there has not been any change, condition, circumstance, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group; and
     (b) Since the Balance Sheet Date and through the date hereof, except as expressly contemplated by this Agreement, each member of the Company Group has conducted its business only in the ordinary course consistent with past practice, and there has not been action taken by the Company Group that would have been prohibited without Buyer consent by subsections (b)(ii), (b)(iii), (b)(iv), (b)(vi), (b)(vii), (b)(viii)(A), (b)(viii)(C) or (b)(x) of Section 7.1 if such action had been taken by any member of the Company Group after the date hereof.
                    Section 5.9. Tax Matters. Except as set forth in Section 5.9 of the Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group:
     (a) Each member of the Company Group has (i) filed, or caused to be filed, all Tax Returns that it was required to file on or before the date hereof and (ii) paid or caused to be paid all Taxes due and payable. All such Tax Returns were correct and complete in all respects. There are no Liens for Taxes on any of the assets of any member of the Company Group other than Permitted Liens.
     (b) As of the date of this Agreement, there is no outstanding dispute or claim concerning any Liability for Taxes of any member of the Company Group that has been claimed or raised by any taxing authority in writing. No Tax Return of any member of the Company Group is currently the subject of an audit by any taxing authority and no written notice of such an audit has been received by any such entity.
     (c) Neither the Company nor any of its Subsidiaries is participating or has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.
     (d) No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is still in effect.
     (e) No member of the Company Group has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.
     (f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign law) has been entered into by or with respect to any member of the Company Group.

     (g) All Taxes required to be withheld, collected or deposited by or with respect to any member of the Company Group have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
     (h) No member of the Company Group is a party to, or bound by, or has any obligation under, any Tax allocation, Tax indemnity or Tax sharing agreement or similar contract or arrangement or any agreement (other than between or among members of the Company Group) that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than pursuant to customary commercial Contracts not primarily related to Taxes and entered into in the ordinary course of business).
     (i) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
     (j) No member of the Company Group is liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of any state, local or foreign law) (other than members of any combined, consolidated or unitary group the parent of which is the Company) as a transferee or successor, by Contract or otherwise.
     (k) Each member of the Company Group has complete and accurate financial data to support Voluntary Disclosure Agreement proceedings in the appropriate United States state and local jurisdictions for which any member of the Company Group is subject to sales and use Taxes, and Taxes of the type, or comparable to the type, referred to in the Olivier Report. To the Company’s Knowledge, no member of the Company Group is prohibited in any United States state or local jurisdiction from initiating Voluntary Disclosure Agreement proceedings.
     (l) The representations and warranties made in this Section 5.9 (other than Section 5.9(h), Section 5.9(f) and Section 5.9(i)) refer only to the past activities of the Company Group and are not intended to serve as a representation to, or a guarantee of, nor can they be relied upon with respect to Taxes attributable to any Tax periods (or portions thereof) beginning after the Closing Date.
                    Section 5.10. Property.
     (a) No member of the Company Group owns any real property.
     (b) Section 5.10(b) of the Disclosure Schedule lists the street address of each parcel of real property currently leased, subleased, licensed or occupied by any member of the Company Group (the “Leased Real Property”) and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as described in Section 5.10(b) of the Disclosure Schedule, (i) true and complete copies of the leases, subleases, licenses or occupancy agreements in effect on the date hereof (together with all amendments, modifications or supplements thereto collectively, the “Leases” and each individually the “Lease”) relating to the Leased Real Property have been made available to Buyer and Merger Sub and (ii) there has not been any assignment entered into by any member of the Company Group in respect of the Leases relating to the Leased Real Property. With respect to each Lease, except as set forth in Section 5.10(b) of the Disclosure Schedule, each Lease is a valid and subsisting agreement of the member of the Company Group party thereto in full force and effect and is enforceable against the member of the Company Group party thereto and, to the Company’s Knowledge, is the legal, valid and binding agreement of the other parties thereto, subject to the Remedies Exception. The members of the Company Group have good and valid title to the leasehold estate in the Leased Real Property for the full terms of the Leases, free and clear of any Liens, other than the Permitted Liens.
     (c) To the Company’s Knowledge, (i) no member of the Company Group is in default in any material respect under any of the Leases and (ii) no lessor is in default in any material respect under any of the Leases and no member of the Company Group or a lessor has received notice from any other party to such Leases of the termination of the Leases thereof. Neither the execution, delivery or performance of this Agreement by the Company does or will conflict with or result in a breach of or default under any Lease referred to in Section 5.10(b) of the Disclosure Schedule.
                    Section 5.11. Intellectual Property.
     (a) Section 5.11(a) of the Disclosure Schedule sets out all Intellectual Property registrations and applications and all material unregistered trademarks, service marks, trade names and copyrights owned or exclusively licensed by any member of the Company Group. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, (i) a member of the Company Group owns, or is licensing or otherwise possesses sufficient legally enforceable rights to use, all Intellectual Property that is necessary for or currently used by the Company Group in the operation of the Business (“Company IP”) free of all Liens other than Permitted Liens, (ii) all registered Intellectual Property owned by a member of the Company Group has not expired or been abandoned, and the Company has not received any written notice challenging the validity or enforceability of such Intellectual Property, (iii) the conduct of the Company Group’s business and operations do not infringe or violate the Intellectual Property of third parties and (iv) no Actions are pending or, to the Company’s Knowledge, threatened (including receipt of cease and desist letters or requests for a license) against any member of the Company Group by any Person alleging that such member of the Company Group has infringed or violated the Intellectual Property rights of any Person.
     (b) To the Company’s Knowledge, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, no third party is infringing upon or violating any Intellectual Property owned by any member of the Company Group.
     (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, the Company and its Subsidiaries (i) take reasonable actions to protect and maintain (A) the security and integrity of their Software and (B) the Intellectual Property that they own; and (ii) to the Company’s Knowledge, require all Persons who contribute to their material proprietary Intellectual Property to assign to the Company or one of its Subsidiaries all of such Person’s rights therein.
     (d) The Software and related systems of the Company Group which relate to material products and services provided by the Company Group are fully operational and perform in conformance with their intended purpose, in each case, in all material respects, and accompanying documentation are free of material bugs, defects, errors, viruses or other corruptants.
                    Section 5.12. Environmental Matters. Notwithstanding anything else in this Agreement to the contrary, this Section 5.12 shall constitute the sole representations and warranties of the Company with respect to environmental matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group:
     (a) no member of the Company Group is or during the previous three years has been in violation of any Environmental Law applicable to such member of the Company Group and no member of the Company Group has received any written notice from any Governmental Authority or any other Person, which remains uncured or unresolved, alleging that any member of the Company Group is or was in violation of any Environmental Law;
     (b) no member of the Company Group is (i) subject to any outstanding Action, consent decree, compliance order or administrative order issued by any Governmental Authority pursuant to or relating to any Environmental Law and to the Company’s Knowledge, no such Action, consent decree, compliance order or administrative order is threatened or (ii) in receipt of any written notice, complaint or claim alleging, asserting or seeking to impose any Liability under or relating to any Environmental Law of or against any member of the Company Group and to the Company’s Knowledge, no such notice, complaint or claim is threatened;
     (c) to the Company’s Knowledge, no Hazardous Material has been released or is threatened to be released into soil or groundwater at any Leased Real Property or from any Leased Real Property into soil or groundwater at any other location, that would reasonably be expected to result in any Liability under or relating to any Environmental Law to any member of the Company Group;
     (d) to the Company’s Knowledge, no member of the Company Group has released, or arranged for the disposal of, any Hazardous Material at any location in a manner that would reasonably be expected to result in Liability under or relating to any Environmental Law;
     (e) to the Company’s Knowledge, Hazardous Materials are not present at any property or facility currently or formerly owned, leased or operated by any member of the Company Group in amount or condition that would reasonably be expected to result in Liability under or relating to any Environmental Law; and

     (f) no member of the Company Group has assumed, retained, or provided indemnity against any Liability under or relating to any Environmental Laws.
     Section 5.13. Contracts.
     (a) Section 5.13(a) of the Disclosure Schedule sets forth a true and complete list of the following Contracts (or a description thereof, in the case of oral Contracts) to which a member of the Company Group is a party or by which any of them or their assets are bound and which are in effect on the date hereof, other than any lease agreements for Leased Real Property or Company Plans (which are addressed in Sections 5.10 and 5.16, respectively):
     (i) any Contract that is or is reasonably likely to require expenditures (including capital expenditures) or payments to or from a member of the Company Group in excess of $500,000 in any calendar year, other than those that can be terminated without premium or penalty of less than $150,000 by such member of the Company Group upon not more than ninety (90) days’ notice;
     (ii) any Contract under which a member of the Company Group is obligated to sell or lease as lessor real or personal property having a value in excess of $150,000 in any single given annual period;
     (iii) any Contract that contains a covenant not to compete applicable to a member of the Company Group or any of its Affiliates by virtue of such Affiliation or that binds a member of the Company Group to any exclusive business arrangements or licenses restricting the operation of such member of the Company Group’s business;
     (iv) any Contract granting a customer of the Company Group “most favored nation” or similar terms (whether in respect of pricing or otherwise);
     (v) any Contract under which a member of the Company Group has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) (1) indebtedness for borrowed money or (2) other Indebtedness which, individually or in the aggregate exceeds $100,000, (B) granted a Lien on its assets, whether tangible or intangible, to secure such indebtedness for borrowed money or (C) extended credit to any Person, in each case of clauses (A), (B) or (C), in an amount in excess of $100,000;
     (vi) any Affiliate Contract;
     (vii) any collective bargaining, labor or similar Contracts;
     (viii) any Contract pursuant to which a member of the Company Group licenses (as licensee or licensor) any material Intellectual Property (other than commercially available off-the-shelf software with a replacement value of less than $100,000 but including all “open source” or similar third party licenses pursuant to which material Software products or services of the Company or its Subsidiaries are licensed or distributed) or other contract or agreement concerning material Company IP;

     (ix) any stock purchase, asset purchase and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by a member of the Company Group of assets (other than in the ordinary course of business), properties or any capital stock or other equity interests or other securities of any Person (A) providing for any material indemnification, guaranty or surety obligation of a member of the Company Group or (B) with a fair market value in excess of $100,000 under which there are continuing obligations;
     (x) any Contract with the 15 largest customers and 15 largest suppliers of the Company Group for the year ended December 31, 2006 listed in Section 5.21 of the Disclosure Schedule;
     (xi) any stockholders’ or similar Contracts, or Contract relating to the establishment, management or control of any joint venture or strategic alliance; and
     (xii) any Contract (A) the termination of which would reasonably be expected to have a Material Adverse Effect on the Company Group or (B) that is material to the ongoing business of the Company Group.
All contracts and agreements set forth in Section 5.13(a) of the Disclosure Schedule are referred to herein as “Material Contracts.”
     (b) Except as set forth in Section 5.13(b) of the Disclosure Schedule, (i) each Material Contract is in full force and effect and is the legal, valid and binding obligation of a member of the Company Group thereof which is a party to such Material Contract, and is enforceable against the member of the Company Group party thereto in accordance with its terms, subject to the Remedies Exception and, to the Company’s Knowledge, is the legal, valid and binding obligation of the other parties thereto (the “Other Parties”), subject to the Remedies Exception and (ii) no member of the Company Group or, to the Company’s Knowledge, any of the Other Parties to any Material Contract is in breach, violation or default, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification or acceleration by the Other Parties, under such Material Contract, except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group. No member of the Company Group has waived any right it may have under any Material Contract, except for such waivers that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 5.14. Insurance. Section 5.14 of the Disclosure Schedule sets forth a list of all material insurance policies providing insurance coverage for the Company Group (including their assets, employees, directors and officers). Each of such policies have been issued in favor of the Company Group. Each of such policies is valid and binding and in full force and effect and no premiums due thereunder have not been paid and no member of the Company Group is in default thereunder in any material respect. Except as set forth in Section 5.14 of the Disclosure Schedule, (a) no member of the Company Group has received any notice from any insurer under any insurance policy applicable to such member disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy and (b) there is no Action or other matter currently pending in respect of which a member of the Company Group has received such a notice.
                    Section 5.15. Litigation. Except as set forth in Section 5.15 of the Disclosure Schedule, (a) there are no Actions pending or outstanding or, to the Company’s Knowledge, threatened in law or in equity or before any Governmental Authority by or against any member of the Company Group or any Person that any member of the Company Group has agreed to defend or indemnify in respect thereof or by which any of their properties are bound which (i) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or (ii) are reasonably likely to involve, individually or in the aggregate, an award of injunctive relief or damages in excess of $250,000 or expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group and (b) there are no pending or outstanding or, to the Company’s Knowledge, threatened injunctions, judgments, orders, decrees, rulings, settlements, stipulations or charges to which any member of the Company Group is a party or by which it or its properties is bound, or with any Governmental Authority that is material, individually or in the aggregate, to the Company Group.
                    Section 5.16. Employee Matters.
     (a) Section 5.16(a) of the Disclosure Schedule contains a complete and accurate list of all material, written “employee benefit plans,” within the meaning of section 3(3) of ERISA, maintained by any member of the Company Group as of the date hereof, and all material written bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, stock option or other equity-based, severance, and other material, written fringe benefit plans and arrangements maintained by any member of the Company Group as of the date hereof (collectively, the “Company Plans”).
     (b) Each Company Plan has been operated and administered in accordance with its terms and with applicable Law, including ERISA and the Code, except for any failure to so operate and administer any Company Plan that would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.
     (c) Each Company Plan which is an “employee pension benefit plan” within the meaning of section 3(2) of ERISA and which is intended to be qualified under section 401(a) of the Code has, to the extent applicable, received a determination or opinion letter from the Internal Revenue Service, and, to the Company’s Knowledge, nothing has occurred whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.
     (d) There is no pending or, to the Company’s Knowledge, threatened legal action, suit or claim relating to the Company Plans (other than routine claims for benefits) that would, individually or in the aggregate, have a Material Adverse Effect on the Company Group. No event has occurred and, except as would not, individually or in the aggregate, have a Material Adverse Effect, no condition exists that would subject the Company or its Subsidiaries, by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of

Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.
     (e) No Company Plan is subject to section 302 of ERISA or section 412 of the Code. No Company Plan is a “multiemployer plan” within the meaning of section 3(37) of ERISA, and no member of the Company Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.
     (f) With respect to each Company Plan, true and complete copies of the following documents have been provided or made available to Buyer and Merger Sub, to the extent applicable: (i) the most recent plan documents and all amendments thereto; (ii) the most recent trust instruments and insurance contracts; (iii) for the three most recent years, Forms 5500 filed with the Internal Revenue Service, audited financial statements and actuarial valuation reports; (iv) the most recent summary plan description; (v) the most recent determination or opinion letter issued by the Internal Revenue Service; and (vi) a summary of any proposed amendments or changes anticipated to be made to such Company Plan at any time within the twelve months immediately following the date hereof that has been communicated in writing to any employees of the Company Group. Except as may be necessary or appropriate to comply with applicable Law, there is no present intention that such Company Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under such Company Plan at any time within the twelve months immediately following the date hereof.
     (g) No Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Company Employee to: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans; (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans; or (iv) payments under any of the Company Plans which would not be deductible under Section 280G of the Code. For purposes of this Section 5.16(g), “Company Plan” shall be deemed to include any transaction, retention or similar bonus established by the Company Group in connection with the Merger and the transactions contemplated hereby.
     (h) Section 5.16(h) of the Disclosure Schedule sets forth a list of each Company Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan set forth in Section 5.16(h) of the Disclosure Schedule, “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans: (i) all Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required by applicable Law or applicable accounting practice to be funded or book reserved are funded or book reserved, as applicable, consistent with such Law or accounting practice; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed in Section 5.16(h) of the Disclosure Schedule.
                    Section 5.17. Labor Matters.
     (a) No member of the Company Group is or has ever been a party to or is bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Company’s Knowledge, there are no labor unions or other organizations purporting or attempting to represent any employees employed by any member of the Company Group.
     (b) To the Company’s Knowledge, individuals who are performing consulting or other services for the Company Group are or were correctly classified by the Company Group as either “independent contractors” or “employees” as the case may be.
     (c) (i) There is no material labor strike, labor dispute, or concerted work stoppage pending or, to the Company’s Knowledge, threatened and (ii) except as would not reasonably be expected to be material to the Company Group, since January 1, 2005, (A) no member of the Company Group has experienced any labor strike or material concerted labor dispute and (B) each member of the Company Group has complied with all applicable labor Laws in connection with the employment of its employees.
                    Section 5.18. Legal Compliance. No member of the Company Group is, or since January 1, 2004 has been, in violation of any Law applicable to such Person or its business, assets or operations, except for violations and failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group.
                    Section 5.19. Brokers’ Fees. No member of the Company Group has entered into any Contract (written or oral, express or implied) with any Person which may result in the obligation of Buyer, Merger Sub or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 5.19 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company Group in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.
                    Section 5.20. Permits. Except as set forth in Section 5.20 of the Disclosure Schedule, the Company Group has all Permits required to own and operate its business as currently conducted and operated, except for such Permits the failure of which to have or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group. Each such Permit is valid and in full force and effect and the applicable member of the Company Group is in compliance in all respects with respect thereto, except for such failure to be valid or in full force and effect or such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group. There are no Actions pending or, to the

Company’s Knowledge, threatened which might reasonably be expected to result in the revocation or termination of any material Permit of the Company Group.
                    Section 5.21. Customers and Suppliers. Section 5.21 of the Disclosure Schedule lists the 15 largest customers and 15 largest suppliers of the Company Group, as measured by revenue, in the case of customers and expense, in the case of suppliers, for the year ended December 31, 2006. As of the date hereof, none of such customers or suppliers has given written notice, or to the Knowledge of the Company oral notice, that, and the Company has no Knowledge that, any such customer or suppliers intends to materially reduce its purchases or sales (as the case may be) of goods or services from or to the Company Group.
                    Section 5.22. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.
                    Section 5.23. No Additional Representations and Warranties. Except for the Company’s representations and warranties provided in this Article V or in any certificate or other writing delivered pursuant hereto, none of the Company or any of its Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer, Merger Sub or any of their Affiliates with respect to the Company Group.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND MERGER SUB
     Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:
                    Section 6.1. Organization. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Each of Buyer and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or Merger Sub.
                    Section 6.2. Authorization. Each of Buyer and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which Buyer and/or Merger Sub is or will be a Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite proceedings of Buyer and Merger Sub and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and the Principal Stockholders) constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.
                    Section 6.3. Non-contravention. Neither the execution and delivery of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby will (a) conflict with any provision of the organizational documents of Buyer or Merger Sub, (b) violate or result in a breach of or give rise to any right of termination, modification or acceleration under, or result in the loss of any material right, under any Contract to which Buyer, Merger Sub or any of their Affiliates is a party or by which any of their assets are subject or (c) subject to the Consents of Governmental Authorities described in Section 6.4, violate any Law to which Buyer, Merger Sub or any of their Subsidiaries is subject, except, in the case of clauses (b) and (c), (i) as disclosed in Section 6.3 of the Disclosure Schedule or (ii) for such violations or breaches which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Merger Sub.
                    Section 6.4. Government Authorizations. Except for (a) compliance with the HSR Act and the regulations thereunder or any other antitrust or merger notification or control laws, (b) compliance with any applicable requirements of the Securities Act or other applicable securities Laws, (c) the Required Telecommunications Approvals, (d) Consents that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or Merger Sub and (e) Consents not required to be made or given until after the Closing, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer, Merger Sub or any of their Subsidiaries or Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Buyer, Merger Sub or any of their Subsidiaries or Affiliates is a party or the consummation by Buyer or Merger Sub of the transactions contemplated hereby and thereby, other than any such requirement that is applicable as a result of any facts that specifically relate to the business or activities in which the Company Group or any of their Affiliates is or proposes to be engaged, other than the business conducted by Buyer as of the date hereof.
                    Section 6.5. Financial Capacity. At or prior to the Closing, Buyer will have, pursuant to the Commitment Letters and/or any Substitute Financing, sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash the Merger Consideration in accordance with the terms of Article IV and any other amounts to be paid by it hereunder. Attached hereto as Exhibit B are true, correct and complete signed counterpart(s) of (a) the commitment letter(s), dated as of the date hereof, providing for debt financing in respect of the transactions contemplated by this Agreement (the “Debt Commitment Letters”) and (b) the commitment letter(s), dated as of the date hereof, pursuant to which Affiliates of Buyer have agreed with the parent company of Buyer to make an equity investment in such parent company in connection with the transactions contemplated hereby (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Commitment Letters”), which debt financing contemplated by the Debt Commitment Letters, when taken together with the amount of equity capital to be provided pursuant to the Equity Commitment Letter, will be sufficient to pay the Merger Consideration, all other amounts to be paid by Buyer hereunder and all expenses of Buyer incurred in connection with the consummation of the transactions contemplated hereby. As of the date hereof, the Commitment Letters are in full force and effect, are, as of the date hereof, valid and binding obligations of each of the parties thereto and are not subject to any contingencies or conditions that are not set forth in the copies of the Commitment Letters attached hereto as Exhibit B. Other than the Commitment Letters, Buyer and its parent company have not entered into any agreement pursuant to which any Person has the right to modify or amend the terms of the debt financing or equity investment contemplated by the Commitment Letters. To Buyer’s Knowledge, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition of the Commitment Letters, and as of the date hereof, Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term or condition of closing to be satisfied pursuant to the Commitment Letters. Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letters to be paid by the date hereof.
                    Section 6.6. Litigation. There are no Actions pending or, to each of Buyer’s and Merger Sub’s Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer, Merger Sub or any of their Affiliates which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Merger Sub and there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which Buyer, Merger Sub or any of their Affiliates is a party or by which Buyer, Merger Sub or any of their Affiliates is bound by, or any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Merger Sub.
                    Section 6.7. Brokers’ Fees. None of Buyer, Merger Sub or any of their Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company prior to the Closing or the Principal Stockholders to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.
                    Section 6.8. Information. The Company Group has provided Buyer with access to the facilities, books, records and personnel of each member of the Company Group and Affiliates in order for Buyer to investigate the Business and properties of each member of the Company Group and Affiliates to make an informed investment decision to participate in the Merger and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its participation in the Merger and is capable of bearing the economic risks of such transaction. Buyer agrees to participate in the Merger based upon its own investigation, examination and determination with respect thereto without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any member of the Company Group, except as expressly set forth in this Agreement.

ARTICLE VII.
COVENANTS
                    Section 7.1. Conduct of the Company.
          (a) The Company covenants and agrees that, except (i) as otherwise expressly contemplated by this Agreement (including as described in Section 7.1 of the Disclosure Schedule) and the other Transaction Documents or (ii) as otherwise approved in writing by Buyer and Merger Sub (which approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof and ending on the Closing Date, the Company Group shall conduct its business and operations in the ordinary course consistent with past practice (including collecting receivables and paying payables as the become due and making capital expenditures substantially in accordance with the 2007 plan provided to Buyer prior to the date hereof) and in compliance in all material respects with applicable Law, and use its commercially reasonable efforts to (A) maintain and preserve intact the business of the Company Group in all material respects and (B) keep available the services of the Company Group (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing agreement or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing agreement).
          (b) Without limiting the generality of the foregoing, until the Closing, except (i) as otherwise expressly contemplated by this Agreement (including as described in Section 7.1 of the Disclosure Schedule) and the other Transaction Documents, (ii) as required by any change in applicable Law or (iii) as otherwise approved in writing by Buyer and Merger Sub (which approval shall not be unreasonably withheld or delayed), the Company shall not, and shall cause each other member of the Company Group not to, take any of the following actions:
          (i) (A) amend its Certificate of Incorporation, Certificate of Formation, Limited Liability Company Agreement, Certificate of Incorporation or Bylaws, as applicable; or (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or other equity interests or issue any Rights in respect thereof;
          (ii) declare, set aside or pay any dividend or distribution or other capital return in respect of the Shares or redeem, purchase or acquire any Shares, other than the accrual of dividends pursuant to the terms of the Preferred Stock;
          (iii) except as required by GAAP, change any accounting methods, principles or practices;
          (iv) change any method of Tax accounting, make or change any Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;

          (v) enter into, terminate or materially modify any Material Contract, lease in respect of material real property or Contract that would be a Material Contract if in existence on the date hereof or waive, release or assign any material rights or claims thereunder; provided that, the foregoing notwithstanding, members of the Company Group shall be permitted to (x) enter into, terminate or materially modify any Material Contract of the type described in Section 5.13(a)(i), (ii) and (viii) (but only to the extent such Contract would not also be a Material Contract of the type described in Section 5.13(a)(x)) in the ordinary course of business and (y) materially modify any Contract of the type described in Section 5.13(a)(x) solely to the extent such modification is in the ordinary course of business and is not materially adverse to the Company Group or any of its members;
          (vi) sell, transfer, assign, lease, sublease, license or otherwise dispose of or encumber, in whole or in part, any of the assets, rights or properties of the Company Group with a value in excess of $100,000 in the aggregate, other than sales of inventory or equipment to support services in the ordinary course of business;
          (vii) acquire by merger or consolidation with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any business, or make any investment in, any corporation, partnership, association or other business organization or division thereof with a value, individually, in excess of $100,000 or merge or consolidate with any Person;
          (viii) (A) increase the compensation or benefits of any present or former director, officer or employee of the Company Group (except for increases in salary or hourly wage rates with respect to Company Group Employees who are not officers or directors, in the ordinary course of business consistent with past practice); (B) take any action with respect to the grant of any severance or termination pay which will become due and payable on or after the Closing Date or enter into, renew or amend any employment, consulting, severance, change of control or separation contracts with any Company Group Employee, except as otherwise required by applicable Law; (C) make any change in the key management structure of the Company Group, including, without limitation, the hiring of additional officers; or (D) adopt, enter into or amend any Company Plan, except (1) as may be required pursuant to any Contract in effect on the date hereof and disclosed to Buyer prior to the date hereof or (2) as may be required by applicable Law;
          (ix) (A) create, incur or assume any long-term debt, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person, (C) make any loans, advances or capital contributions to or investments in any Person other than any member of the Company Group or (D) voluntarily mortgage, pledge or subject to any material Lien, other than a Permitted Lien, any of its material assets;
          (x) settle or compromise, or agree to settle or compromise, any claim (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of disputes or claims involving solely money damages not in excess of

$250,000; provided that the aggregate amount paid in connection with the settlement or compromise of all such disputes and claims shall not exceed $500,000;
          (xi) cancel any material third party Indebtedness owed to any member of the Company Group; or
          (xii) agree with any third party or commit, whether in writing or otherwise, to do any of the foregoing.
          (c) Notwithstanding anything to the contrary in this Agreement: (i) Buyer and each member of the Company Group shall, and shall cause their respective officers, agents, representatives and employees to, proceed in a reasonably prompt manner to seek to obtain Voluntary Disclosure Agreements in United States jurisdictions where the Company is subject to United States state or local sales and use Taxes, and Taxes of the type, or comparable to the type, referred to in the Olivier Report, unless specifically exempted by the appropriate tax or regulatory authority; (ii) each member of the Company Group shall, and shall use commercially reasonable efforts to cause its officers, agents, representatives and employees to, cooperate with Buyer to facilitate smooth and prompt execution of any Voluntary Disclosure Agreements; (iii) the procedures with respect to such Voluntary Disclosure Agreements shall be governed by Section 8.1(a); and (iv) each member of the Company Group agrees to provide Buyer with access to all information reasonably necessary (including making all books, records, employees and advisors available) to effectively and efficiently resolve jurisdictional inquiries as related to initiating and executing the Voluntary Disclosure Agreements.
                    Section 7.2. Access to Information; Confidentiality.
          (a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 12.1, the Stockholder Representative shall, and shall cause each other member of the Company Group to, permit Buyer and its authorized agents or representatives, including its independent accountants, other advisors and potential financial sources, to have access to the properties, Contracts, books and records and personnel of the Company Group and any other information reasonably requested by Buyer, during normal business hours to review information and documentation relative to the personnel, properties, books, Contracts, commitments and other records of the Company Group as Buyer may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Company Group and shall be at Buyer’s sole cost and expense; provided, further, that neither Buyer, nor any of its Affiliates or representatives, shall conduct any environmental site assessment, compliance evaluation or investigation involving access to the properties, books or records of any member of the Company Group with respect to any member of the Company Group without reasonable prior consultation with the Stockholder Representative and without ongoing reasonable consultation with the Stockholder Representative with respect to any such activity (it being understood and agreed that in no event shall any sub-surface investigation or testing of any environmental media be conducted). All requests for access to the offices, properties, Contracts, books and records and personnel of the Company Group shall be made to the Stockholder Representative or such representatives of the Company as the Stockholder Representative shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor its representatives shall contact any of the employees, customers, suppliers or joint venture partners of any member of the Company Group or any of their respective Affiliates to the extent in connection with the transactions contemplated hereby, whether in person or by telephone, mail (electronic or otherwise) or any other means of communication, without the specific prior authorization of the Stockholder Representative (which shall not be unreasonably withheld or delayed). Any access to the offices, properties, Contracts, books and records and personnel of the Company Group shall be subject to the following additional limitations: (i) such access shall not violate any Law or otherwise expose any member of the Company Group to a material risk of Liability; (ii) the Stockholder Representative or a representative of the Company Group designated by the Stockholder Representative shall have the right to be present when Buyer or its representatives conducts its or their investigations on the property of the Company Group; (iii) none of Buyer or its representatives shall willfully or intentionally damage the property of the Company Group or any portion thereof; and (iv) Buyer shall use its commercially reasonable efforts to conduct all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis.
          (b) Buyer, Merger Sub and all of their Subsidiaries, Affiliates and representatives will hold in confidence all confidential information obtained from any member of the Company Group or their respective Affiliates, officers, agents, representatives or employees, in connection with this Agreement and the transactions contemplated hereby, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement but, with respect to information relating to the Company Group, shall terminate simultaneously with the Closing.
          (c) For three (3) years following the Closing, each of the Principal Stockholders shall, and shall cause its Affiliates, partners, members, officers, agents, representatives and employees to, keep confidential all nonpublic information relating to Buyer and its Affiliates (including the Surviving Corporate Group) of which such Person may be aware, except as required by applicable Law.
                    Section 7.3. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms as soon as reasonably practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article IX to be fully satisfied. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (a) obtaining all necessary Consents, or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person, including any required Consents of (x) Global Crossing Holdings Limited (“Global Crossing”) to continue the Transaction Services, dated as of March 25, 2005, between Global Crossing and WestCom Corporation and (y) JP Morgan Chase Bank, N.A. (“JPM”) to continue the Master Agreement, dated October 1, 2006, between JPM and WestCom Corporation, (b) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an “Injunction”) of any type referred to in Sections 9.1(a) and 9.3(d) in general, consummating and making effective the transactions contemplated hereby. Buyer and Merger Sub shall, and shall use commercially reasonable efforts to cause its Affiliates to, not enter into or complete any transactions that could reasonably be expected to delay, hinder or prohibit the consummation of the transactions contemplated hereby, including causing the failure of the closing conditions set forth in Article IX to be satisfied.
                    Section 7.4. Government Approvals.
          (a) The Company, Buyer and Merger Sub shall timely and promptly cause to be made all filings which may be required by each of them and their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement in accordance with its terms. Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority.
          (b) Each of the Parties shall notify and keep the other Party advised as to (i) any material communication from any other Governmental Authority regarding any of the transactions contemplated hereby (ii) any Action pending and known to such Party, or to its Knowledge threatened, which challenges the transactions contemplated hereby. Without in any way limiting the foregoing, the Parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or the Required Telecommunications Approvals. Subject to the provisions of Article IX, the Company, Buyer and Merger Sub shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to Buyer and Merger Sub’s rights under this Agreement, which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.
                    Section 7.5. Public Announcements. Prior to the earlier of the Closing or termination of this Agreement in accordance with its terms, except to the extent otherwise required by applicable Law (and then only after consultation with Buyer or the Stockholder Representative, as applicable), none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Parties.
                    Section 7.6. Notification of Certain Matters. Between the date hereof and the Closing Date, each Party will give prompt written or electronic notice to the other Parties of: (a) any information that indicates that, to its Knowledge, any of the representations or warranties contained herein are not true and correct; provided, however, that the failure of a Party to comply with this Section 7.6 will not subject such Party to any Liability hereunder in respect of any claim asserted after the relevant expiration date for the relevant representation or warranty, (b) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied, (c) any failure of a Party to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder and (d) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party. No such notification (or the knowledge of the underlying facts relating thereto) or failure to provide such notification by any Party shall affect the remedies or rights of such Party or the representations or warranties of the other Parties or such other Parties’ obligations (including with respect to indemnification) hereunder.
                    Section 7.7. Financing.
          (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective officers, employees and representatives to, use commercially reasonable efforts to provide, such cooperation as may reasonably be requested by Buyer in connection with the closing of the financing contemplated by the Commitment Letters, including with respect to (i) entering into, as of the Effective Time, customary financing agreements, including loan agreements and related documents (including pledge and security documents) as may be reasonably requested by the Buyer, (ii) providing assistance in the preparation for, and participating in, a reasonable number of meetings, due diligence sessions, road shows and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iii) assisting in preparing of confidential information memoranda rating agency presentations required in connection with the financing and similar documents, (iv) providing direct contact between prospective lenders and officers and directors of the Company, (v) executing and delivering, as of the Effective Time, customary certificates, legal opinions and other documents reasonably requested by Buyer and required in connection with the financing and otherwise reasonably facilitating the pledging of collateral contemplated by the Debt Commitment Letter, (vi) assisting in the preparation of financial statements and other information solely relating to the Company Group necessary for the satisfaction of the obligations and conditions set forth in the Debt Commitment Letters within the time period specified in Section 2.2 and (vii) otherwise providing available documents and information relating to the Company Group including good standing certificates of each member of the Company Group from the state of its formation and the states in which it is qualified to do business, in the case of each of clauses (i) through (iv), as may be reasonably requested by Buyer; provided, that the actions contemplated in the foregoing clauses (i) through (iv) and by this Section 7.7 generally do not (A) unreasonably interfere with the ongoing operations of the Company Group, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing set forth in Article IX to fail to be satisfied or otherwise cause any breach of this Agreement or any material contract or agreement to which a member of the Company Group is a party, (D) require any member of the Company Group to pay any out-of-pocket fee or other out-of-pocket expense prior to the Effective Time that is not substantially simultaneously reimbursed by Buyer or (E) involve any binding commitment by a member of the Company Group which commitment is not conditioned on the Closing and does not terminate without liability to any member of the Company Group upon the termination of this Agreement;

it being understood that the Company shall have satisfied its obligations under this Section if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable requested deliverables are actually obtained or provided. It is understood and agreed by the Parties that the conditions set forth in Section 9.3(b), as applied to the Company’s obligations under this Section 7.7(a), shall be deemed to be satisfied unless the financing contemplated by the Commitment Letters has not been obtained as a direct result of the Company’s willful and material breach of its obligations under this Section 7.7(a). Buyer will indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees and representatives from and against any and all Damages suffered or incurred in connection with the arrangement of the financing contemplated by the Commitment Letters and any information utilized in connection therewith. Nothing contained in this Section 7.7 or otherwise shall require any member of the Company Group to be a borrower, guarantor, grantor, pledgor or other obligor with respect to the financing prior to the Closing.
          (b) Without limiting the generality of Section 7.7(a), for each month and fiscal quarter ending between the date of this Agreement and the Closing Date, the Company will deliver to Buyer:
          (i) unaudited monthly consolidated financial statements for the Company Group on or before the seventh day following the end of each month; and
          (ii) unaudited quarterly consolidated financial statements for the Company Group within 30 days after the end of each fiscal quarter.
          (c) Buyer shall and shall cause its Affiliates to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary to consummate the financings on the terms and conditions described in the Commitment Letters as promptly as possible following the date hereof including without limitation, (i) negotiating definitive agreements with respect to the debt financing contemplated by the Debt Commitment Letters including the terms and conditions contained in the Debt Commitment Letters, (ii) satisfying all the conditions to the financing (and complying with all the obligations) contemplated by the Debt Commitment Letters to the extent such conditions (and obligations) are in Buyer’s or any Affiliate of Buyer’s control, (iii) accepting to the fullest extent all “flex” contemplated in the Debt Commitment Letters (including the fee letter relating thereto) and (iv) causing the funding of the facilities under the Debt Commitment Letters as soon as practicable following the date hereof within the time period specified in Section 2.2. Buyer will give Seller prompt notice of (1) any material breach of the Commitment Letters by any party thereto, (2) and copies of any other commitment letters executed by the Buyer Group and (3) at the Company’s request, the status of the financing. Neither Buyer nor its Affiliates will materially amend, modify, terminate, assign or agree to any waiver under the Commitment Letters without the prior written approval of the Company. If funds in the amounts set forth in the Commitment Letters, or any portion thereof, become unavailable, or it becomes reasonably likely that such funds may become unavailable, to Buyer on the terms and conditions set forth therein, Buyer shall and shall cause its Affiliates to use all commercially reasonable efforts to obtain substitute financing on terms no less favorable to Buyer sufficient to enable Buyer to consummate the transactions contemplated by this Agreement in accordance with its terms (“Substitute Financing”), including causing its Affiliates to contribute additional equity or otherwise make capital contributions to Buyer, up to the maximum amount specified in the Equity Commitment Letter. Notwithstanding anything to the contrary in this Section 7.7(c), nothing in this Section 7.7(c) shall be construed in any event to require Buyer to obtain equity financing in excess of the maximum amount specified in the Equity Commitment Letter. In the event that all conditions to the Commitment Letters have been satisfied, the Buyer shall use its commercially reasonable efforts to cause the lenders to fund the financing required to consummate the Merger on the Closing Date (including taking enforcement actions to cause such lenders to provide such financing).
                    Section 7.8. Director and Officer Indemnification. For six (6) years from and after the Closing Date, to the fullest extent permitted by applicable Law, Buyer shall, and Buyer shall cause the Surviving Corporation and any of the Surviving Corporation’s Subsidiaries (the “Surviving Corporate Group”) to, indemnify and hold harmless the officers and directors of any member of the Surviving Corporate Group who held any such position at any time on or prior to the Closing (collectively, “Indemnified Officers”) in respect of acts or omission occurring prior to the Closing based in whole or in part out of the fact that such person is or was a director or officer of the Surviving Corporate Group (other than with respect to acts of fraud), and Buyer shall cause the applicable member of the Surviving Corporate Group to, maintain, for six (6) years from and after the Closing, indemnification provisions in its organizational documents that are no less favorable to the Indemnified Officers than those in effect with respect to such member of the Company Group immediately prior to the Closing. Buyer shall cause the Surviving Corporate Group to obtain and maintain in effect, for a period of six (6) years after the Closing, policies of directors’ and officers’ liability insurance protecting the Indemnified Officers with coverage and containing terms and conditions (including with respect to deductible, amount and payment of attorneys’ fees) that are no less favorable than those in policies existing at or prior to the Closing; provided, however, that in no event shall Buyer or the Surviving Corporate Group be obligated to pay annual premiums in excess of 300% of the annual premiums currently paid for such insurance. The Company shall have the right, but not the obligation, to acquire a six (6) year tail policy for the persons currently covered by the Company’s directors’ and officers’ liability insurance policy that is consistent with the preceding sentence (including the proviso thereto). Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 7.8.
                    Section 7.9. Employee Benefit Arrangements.
          (a) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of the Surviving Corporate Group after the Closing, each of the officers and employees (including those officers and employees who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) of the Company Group as of the Closing (collectively, the “Company Employees”) shall receive service credit for service with Surviving Corporate Group to the same extent such service credit was granted under the Company Plans, subject to offsets for previously accrued benefits and determined in a manner so as not to create any duplication of benefits. Buyer shall cause the Surviving Corporate Group to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare benefit plan maintained for Company Employees immediately prior to the Closing and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing. Buyer shall cause the Surviving Corporate Group to honor all vacation, personal and sick days accrued by Company Employees under the plans, policies, programs and arrangements of the Company Group immediately prior to the Closing.
          (b) From and after the Closing, Buyer shall cause the Surviving Corporate Group to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change of control provisions) of employees or independent contractors of the Surviving Corporate Group set forth in Section 5.16(a) of the Disclosure Schedule. Notwithstanding the foregoing, nothing herein shall be deemed or construed to prevent Buyer from exercising any power, authority or right that the Company would have had prior to the Closing with respect to any of the Company Plans, including the power to amend, terminate or suspend any such Company Plan, in its sole and absolute discretion, or otherwise to take such action as is necessary to comply with applicable Law.
          (c) This Agreement shall inure exclusively to the benefit of and be binding upon the Parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 7.9(c), express or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
                    Section 7.10. Post-Closing Access; Preservation of Records. From and after the Closing, Buyer will make or cause to be made available to the Principal Stockholders, subject to reasonably and appropriate confidentiality protections, all books, records, Tax Returns and documents of the Company Group (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and with reasonable advance notice as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of or defending or prosecuting any Action, (b) preparing reports to stockholders and Governmental Authorities or (c) such other purposes for which access to such documents is believed by such stockholders of the Company to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise or responding to or disputing any Tax audit; provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of the Surviving Corporate Group and the reasonable out-of-pocket expenses of the Surviving Corporate Group incurred in connection therewith will be paid by such shareholders of the Company. Buyer will use commercially reasonable efforts to cause the Surviving Corporate Group to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) seven (7) years after the Closing Date or (ii) any applicable statutory or regulatory retention period, as the same may be extended.

                    Section 7.11. Termination of Affiliate Contracts. Except for (a) this Agreement and the Transaction Documents and (b) those Contracts set forth in Section 7.11 of the Disclosure Schedule, each member of the Company Group shall, and shall cause any other parties thereto to, terminate all Affiliate Contracts as of or prior to the Closing without any liability or obligation having been incurred or satisfied by the Company Group; provided that, notwithstanding the foregoing, in no event shall the Company Group or the Stockholder Representative or any of their respective partners, members, officers, directors, employees, or agents amend, waive, consent to or otherwise modify any of the agreements or other Contracts with Michael Hirtenstein or any of his Affiliates (including any estate, trust or other Tax planning vehicle established by or on behalf of him or his immediate family) (collectively, the “Hirtenstein Group”) with any members of the Company Group or to take any action or fail to take any action that would operate as a waiver, partial waiver, compromise or settlement with respect to any of the Company Group’s rights with respect to indemnification from any member of the Hirtenstein Group.
                    Section 7.12. No Solicitation; Other Offers. From the date hereof until the termination hereof, each member of the Company Group and each Principal Stockholder shall not, and each will use their commercially reasonable efforts to cause their respective Subsidiaries, Affiliates, partners, members, officers, directors, employees, agents and advisors not to, directly or indirectly, (a) solicit, initiate or knowingly encourage the submission of any proposal or offer from any other Person (other than Buyer and its Affiliates and their respective representatives or pursuant to an existing Company Plan) relating to the acquisition of any shares or equity interests or Rights in respect thereof of any member of the Company Group, (b) solicit, initiate or knowingly encourage the submission of any proposal or offer from any such Person relating to the acquisition of any material portions of the assets of the Company Group or (c) participate in any discussions or negotiations with any such Person regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any such Person to do or seek, any of the foregoing. Each member of the Company Group, the Stockholder Representative and each Principal Stockholder, as applicable, will notify Buyer immediately if any such Person makes any proposal, offer or bona fide inquiry with respect to any of the foregoing, and provide the material terms of such proposal, offer or bona fide inquiry. Each Principal Stockholder agrees not to transfer any Shares to any other Person prior to Closing.
                    Section 7.13. Non-Solicitation. Until the first anniversary of the Closing Date, each of the Principal Stockholders shall not, and each shall not cause or permit their respective Subsidiaries to and shall not cause their controlled Affiliates to, directly or indirectly solicit for employment any employee of the Company Group; provided that the following circumstances shall not constitute “solicitation for employment” for purposes of this Section 7.13: (a) such employee seeks employment on his or her own initiative without any direct contact initiated by any of the foregoing Persons; or (b) such employee seeks employment with the applicable Person in response to a general advertisements or similar method not specifically directed at the employee or the Company Group.
                    Section 7.14. Preparation of Financial Statements. The Company shall, and shall cause the Company’s Subsidiaries and its and their respective officers, employees, accountants and representatives to use commercially reasonable efforts to cause to be prepared and delivered to Buyer and Merger Sub (i) as promptly as practicable after the date hereof and prior to the Closing Date, the audited consolidated balance sheet, statement of operations, statement of equity, statement of cash flows and the related notes thereto for the OpCo Group as of or for the period ending December 31, 2006, as applicable (the “2006 Audited Financials”); and (ii) the audited consolidated balance sheet, statement of operations, statement of equity, statement of cash flows and the related notes thereto for the Company Group as of and for the periods ending December 31, 2004, 2005 and 2006 (collectively, the “Company Group Audits”). Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to (a) provide assistance (including with respect to obtaining representation letters of management) in connection with and (b) obtain the cooperation of BDO Seidman LLP in the preparation and delivery of, the 2006 Audited Financials and the Company Group Audits.
                    Section 7.15. Further Assurances. Each Party agrees that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take or cause their respective Affiliates to take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
                    Section 7.16. Stockholder Approval.
          (a) Concurrently with the execution of this Agreement, the Principal Stockholders who hold, in the aggregate, a number of Shares entitling the Principal Stockholders to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, shall provide evidence reasonably satisfactory to Buyer that holders of at least a majority of the Shares have irrevocably adopted and approved this Agreement and the transactions contemplated hereby by written consent (the “Merger Consent”), in accordance with the DGCL, and the Company’s Certificate of Incorporation and Bylaws.
          (b) The Company shall give prompt notice of the taking of the actions described in the Merger Consent in accordance with Section 228 of the DGCL to all holders of Shares not executing the Merger Consent, together with an information statement containing (i) a description of the appraisal rights of holders of all Shares available under Section 262 of the DGCL and (ii) such information concerning this Agreement and the transactions contemplated hereby as Buyer shall have previously approved.
ARTICLE VIII.
TAX MATTERS
                    Section 8.1. Tax Proceedings.
          (a) Notwithstanding anything herein to the contrary (including Section 11.4), Buyer shall control the initiation, defense and settlement of any Voluntary Disclosure Agreement proceeding; provided however there shall be no settlement or closing or other agreement with respect thereto without the consent of the Stockholder Representative, which consent will not be unreasonably withheld, and the Stockholder Representative shall have the right to participate in such proceeding.
          (b) Other than with respect to the proceedings described in Section 8.1(a), the Stockholder Representative shall have the right to represent any member of the Company Group’s Interest in any Tax audit or administrative or court proceeding that could reasonably be expected to create a liability covered by Section 11.1 and to employ counsel of its choice; provided however that if the results of such Tax audit or proceeding could reasonably be expected to adversely affect Buyer or any member of the Company Group for any Post-Closing Tax Period, then the Stockholder Representative and Buyer shall jointly control the initiation, defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party.
          (c) To the extent the provisions of this Section 8.1 conflict with any provision of Section 11.4, the provisions of this Section 8.1 shall control.
                    Section 8.2. Allocation of Taxes (Straddle Period). Taxes attributable to a Straddle Period of any member of the Company Group (including any Taxes resulting from a Tax audit or administrative or court proceeding) shall be apportioned to the period ending on the Closing Date and to the period beginning on the day after the Closing Date by means of a closing of the books and records of a member of the Company Group as of the close of business on the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days unless such Tax is transaction based (such as sales, transfer and other similar Taxes) in which case such Tax shall be apportioned to the period in which the related transaction occurred/occurs.
ARTICLE IX.
CONDITIONS TO CLOSING
                    Section 9.1. Conditions Precedent to Obligations of Buyer, Merger Sub and the Company. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of each of the following conditions:
     (a) No Adverse Order. There shall be no Injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.
     (b) Governmental Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated and any other material competition approvals from any foreign Governmental Authority required to be obtained in connection with the transactions contemplated hereby shall have been obtained.
     (c) Required Telecommunications Approvals. The regulatory approvals of the Federal Communications Commission of the United States of America (“FCC”) and the Public Service Commission of the State of New York set forth in Section 9.1(c) of the Disclosure Schedule (collectively, the “Required Telecommunications Approvals”) shall have been obtained.
                    Section 9.2. Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) at or prior to the Closing Date of each of the following additional conditions:
     (a) Accuracy of Buyer and Merger Sub’s Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in Article VI, disregarding all qualifications relating to materiality or Material Adverse Effect, shall be true and correct when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Merger Sub; and the Company shall have received a certificate signed by a duly authorized officer of Buyer and Merger Sub confirming the foregoing as of the Closing Date.
     (b) Covenants and Agreements of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing Date; and the Company shall have received a certificate signed by a duly authorized officer of Buyer and Merger Sub confirming the foregoing as of the Closing Date.
     (c) Preliminary Merger Consideration and Stockholder Allocable Expenses. Buyer shall have delivered or caused to be delivered the Preliminary Merger Consideration and Stockholder Allocable Expenses to the Stockholder Representative by wire transfer in immediately available funds pursuant to Article IV.
     (d) Escrow. Buyer shall have deposited the Escrow Funds into the Escrow Accounts by wire transfer of immediately available funds pursuant to Article IV.
     (e) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by Buyer and the Escrow Agent.
     (f) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered all agreements, instruments and documents required to be delivered by Buyer and Merger Sub under Section 4.8(b).

                    Section 9.3. Conditions Precedent to Obligations of Buyer and Merger Sub. The obligation of each of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by each of Buyer and Merger Sub) at or prior to the Closing Date of each of the following additional conditions:
     (a) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in Article V, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group (provided, that the representations and warranties set forth in Sections 5.1, 5.2, 5.4, 5.13(a)(vi) and 5.19 shall be true and correct in all material respects and the representations and warranties set forth in Section 5.8(a) shall be true and correct in all respects); and Buyer shall have received a certificate from the Company signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.
     (b) Covenants and Agreements of the Company and Stockholder Representative. The Company and Stockholder Representative shall each have performed and complied with all of its respective covenants and agreements hereunder in all material respects through the Closing Date; and Buyer shall have received a certificate from the Company and the Stockholder Representative confirming the foregoing as of the Closing Date.
     (c) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by the Stockholder Representative and the Escrow Agent.
     (d) No Adverse Order. There shall be no Injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that permits the consummation of the transactions contemplated hereby subject to any condition or restriction that would, individually or in the aggregate, have a Material Adverse Effect on the Company Group.
     (e) 2006 Audited Financials. The Company shall have delivered the 2006 Audited Financials to Buyer and Merger Sub no later than fifteen (15) Business Days prior to the anticipated Closing Date.
     (f) Closing Documents. On or prior to the Closing Date, the Company shall have delivered all agreements, instruments and documents required to be delivered by the Company under Section 4.8(a).

ARTICLE X.
LIMITATIONS
                    Section 10.1. Waiver of Damages. Notwithstanding anything to the contrary contained in this Agreement, each Party agrees that in no event shall any Party have any monetary Liability to any other Party in respect of Damages arising from a breach of this Agreement or any other Transaction Document (except as may otherwise expressly be set forth in such other Transaction Document) or the transactions contemplated hereby or thereby except (a) if there is a Closing, (i) as expressly provided in Articles X and XI or (ii) resulting from or arising out of acts of fraud by such Party; and (b) if there is no Closing, for Damages incurred or suffered by such Party for any breach by the other Party of an obligation or covenant or willful and intentional breach of a representation or warranty contained in this Agreement or for an act of fraud by the other Party.
                    Section 10.2. No Consequential Damages. Notwithstanding anything contained herein to the contrary and in furtherance of and without limiting the foregoing, but subject to Article XII, no member of the Company Group or the stockholders of the Company and no member of the Buyer Group will be entitled to any recovery under this Agreement for its own special, exemplary, punitive, consequential, incidental or indirect damages or lost profits (including any Damages on account of lost opportunities); provided, however, that nothing herein shall prevent any member of the Buyer Group or the Company Group from recovering for all components of awards against them in claims by third parties for which recovery is provided under this Agreement, including special, exemplary, punitive, consequential, incidental or indirect damages or lost profits components of such claims.
ARTICLE XI.
INDEMNIFICATION
                    Section 11.1. General Indemnification for Buyer. Following the Closing and subject to the terms and conditions of Article X and this Article XI, Buyer, its Affiliates (including the Surviving Corporation after the Closing) and each of their respective employees, directors, officers, agents, members and partners (collectively, the “Buyer Group”) will be entitled to indemnification solely (except as provided in the following sentence) from the Indemnification Escrow Funds for any and all Damages actually incurred by any member of the Buyer Group following Closing based upon or arising out of (a) any breach of any Surviving Covenant of the Company contained in this Agreement, (b) any breach of any of the Company representations and warranties contained in Article V (determined, other than in the case of the representations and warranties contained in Sections 5.7(b), 5.8(a), 5.11(d) and 5.15, without giving effect to any materiality (including Material Adverse Effect) qualifiers in such representations and warranties) or in any certificate delivered pursuant to Sections 4.8(a)(ii) and 4.8(a)(iii), (c) (i) any Taxes of any member of the Company Group with respect to all Pre-Closing Tax Periods, (ii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation and (iii) any Taxes of any Person (other than any member of the Company Group) imposed on any member of the Company Group as a transferee or successor, by contract or otherwise, in each case, as a result of actions taken or failed to be taken or Contracts entered into by any member of the Company Group on or prior to the Closing Date or (d) any payment (other than any Excess Payment or payment pursuant to this Article XI or the Escrow Agreement) of consideration in exchange for any Dissenting Shares pursuant to the DGCL, to the extent such payment is in excess of the aggregate amount of the Per Share Merger Consideration that was attributable to the Dissenting Shares, and any Damages incurred by the Buyer Group in connection with any litigation or settlement relating to treatment of any Dissenting Shares. The Buyer Group will be entitled to indemnification from the Indemnification Escrow Funds, and thereafter, to the extent the Indemnification Escrow Funds are unavailable therefor, from each of the Principal Stockholders, pro rata based on their relative entitlement to Base Merger Consideration as amongst themselves, for any and all (i) Damages actually incurred by any member of the Buyer Group based upon or arising out of any breach of the Company representations and warranties contained in Sections 5.1, 5.2, 5.4 and 5.19 (and the certificates referred to above insofar as they relate to such Sections) and (ii) Damages indemnified pursuant to Section 11.1(a) to the extent the Surviving Covenant is a covenant which by its terms is to be performed by the Principal Stockholders or the Stockholder Representative following Closing.
                    Section 11.2. General Indemnification for the Stockholder Group. Following the Closing and subject to the terms and conditions of Article X and this Article XI, Buyer and the Surviving Corporation will indemnify, defend and hold harmless the Principal Stockholders, their respective Affiliates (other than the Company Group) and each of their respective employees, directors, officers, agents, members and partners (collectively, the “Stockholder Group”) from and against, any and all Damages actually incurred by any member of the Stockholder Group based upon or arising out of (a) any breach of any Surviving Covenant of Buyer or the Surviving Corporation contained in this Agreement, or (b) any breach of Buyer or Merger Sub’s representations and warranties (without giving effect to any materiality (including Material Adverse Effect) qualifiers in such representations and warranties) contained in Article VI or in any certificate delivered pursuant to Section 4.8(b)(iii). Any party providing indemnification pursuant to this Article XI is referred to herein as an “Indemnifying Party”, and any member of the Buyer Group or the Stockholder Group seeking indemnification pursuant to this Article XI is referred to herein as an “Indemnified Party.”

                    Section 11.3. Certain Limitations.
          (a) Except with respect to Damages arising out of a breach of the representations and warranties contained in Sections 5.1, 5.2, 5.4 and 5.19 (and the certificates referred to above insofar as they relate to such Sections) and Damages indemnified pursuant to Section 11.1(a) to the extent the Surviving Covenant is a covenant which by its terms is to be performed by the Principal Stockholders or the Stockholders Representative following Closing, notwithstanding anything contained herein to the contrary, the maximum aggregate amount of Damages for which the Buyer Group is entitled to under this Article XI shall be limited to the amount of the Indemnification Escrow Funds. Following Closing, the maximum aggregate Liability of any Principal Stockholder arising out of this Agreement and the transactions contemplated hereby, including pursuant to Section 11.1, shall in no event exceed such Principal Stockholder’s pro rata portion of the Merger Consideration received by the stockholders of the Company.
          (b) Except with respect to (i) Damages arising out of (A) a breach of the representations and warranties contained in Sections 5.1, 5.2, 5.4, 5.9, 5.19, 6.1, 6.2 and 6.7 (and the certificates referred to above insofar as they relate to such Sections), and (B) a breach of any Surviving Covenant of the Company contained in this Agreement and (ii) Damages indemnified pursuant to Sections 11.1(c) and 11.1(d) (any Damages referred to in clauses (i) and (ii), the “Non-Deductible Damages”), notwithstanding anything contained herein to the contrary, no indemnification payment shall be made to the Buyer Group under this Article XI, unless and until the aggregate amount of Damages sustained by the Buyer Group exceed on a cumulative basis $5,000,000 (the “Deductible”), and then only to the extent of such excess above such amount. For the avoidance of doubt, it is understood and agreed among the Parties that Non-Deductible Damages shall not be taken into account in determining whether the Deductible has been met for purposes of this Section 11.3(b).
          (c) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Article XI will be reduced by any amounts actually received (including amounts received under insurance polices) by or on behalf of the Indemnified Party from third parties, including any insurer and any member of the Hirtenstein Group (such amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of an Indemnified Claim for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnified Claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Each Party will, or will cause each Indemnified Party to, as appropriate, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement, including all claims and rights provided by members of the Hirtenstein Group with respect to sales and use Taxes and all other such matters for which the Company Group has an indemnity from any member of the Hirtenstein Group (including that Stock Purchase Agreement, dated as of August 9, 2004, as amended, among Michael Hirtenstein, Westcom Acquisition Corp. and the other signatories thereto); provided that nothing herein shall be deemed to affect Buyer’s rights to recover from the Escrow Funds while at the same time Buyer is pursuing such other claims or rights; and provided further that any Damages incurred in connection with pursuing any claims or rights against third parties shall be deemed to be Damages subject to indemnification pursuant to Section 11.1.
          (d) Each and every representation and warranty of the Company, Buyer or Merger Sub contained in this Agreement or in any certificate delivered pursuant to Sections 4.8(a)(ii), 4.8(a)(iii) and 4.8(b)(iii) shall survive the Closing Date solely for purposes of this Article XI until, and will expire on, the date that is twelve (12) months after the Closing Date, and no member of the Buyer Group or the Stockholder Group shall have any Liability whatsoever with respect to any such representations and warranties thereafter, except with respect to claims made prior to expiration. Notwithstanding the foregoing, the representations and warranties contained in Sections 5.1, 5.2, 5.4, 5.9, 5.12, 5.19, 6.1, 6.2 and 6.7 (and in the certificates referred to above insofar as they relate to such Sections) shall survive the Closing Date solely for purposes of this Article XI until, and will expire on, the date that is the third anniversary of the Closing Date, except with respect to claims made prior to such expiration (which in the case of Section 5.9, shall be deemed to include the notice and pendency of an audit if it would be reasonably likely that such audit would result in a claim being made, and for which Buyer has promptly informed the Stockholder Representative in writing thereof prior to such expiration, pursuant to Section 11.1). Each and every covenant contained in this Agreement shall expire with the consummation of the Merger and shall not survive the Closing, and no member of the Stockholder Group and no member of the Buyer Group shall have any Liability whatsoever with respect to any such covenant thereafter, except with respect to claims made prior to expiration. Notwithstanding the foregoing, (i) the covenants which by their terms are to be performed by either of the Parties following Closing will survive the Closing Date until, and will expire when, in each case, the applicable statute of limitations has expired and (ii) the covenants set forth in Section 7.1 shall survive the Closing Date until, and will expire on, the date that is twelve (12) months after the Closing Date (each covenant referred to in clauses (i) and (ii), a “Surviving Covenant”). The indemnification provided in Section 11.1(c) with respect to Taxes shall survive until, and will expire on, the date that is the third anniversary of the Closing Date; provided, however, in the event of a claim having been made or a notice or pendency of an audit that is reasonably likely to result in a claim being made, and for which Buyer has promptly informed the Stockholder Representative in writing thereof prior to the third anniversary of the Closing Date, pursuant to Section 11.1(c), such indemnification provided for in Section 11.1(c) shall survive until completion of such audit and related proceedings or satisfaction or resolution of such claim. The indemnification provided in Section 11.1(d) shall survive until, and will expire on, the date that is twelve months after the Closing Date.

          (e) The obligations of each Party to indemnify, defend and hold harmless the other Party and other Persons pursuant to this Article XI shall terminate (other than with respect to claims made prior to expiration) with respect to Sections 11.1 and 11.2 upon the expiration of the applicable survival periods as set forth in Section 11.3(d).
          (f) Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations under Section 7.8 and Article XI shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Damages including Damages to the extent Buyer is compensated pursuant to Section 4.2.
          (g) The Parties agree to treat any payment made pursuant to this Article XI as an adjustment of the Merger Consideration, unless otherwise required by Law.
                    Section 11.4. Indemnification Procedures.
          (a) If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, then the Indemnified Party shall as promptly as practicable send notice in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim) to (i) the Stockholder Representative, in the event the Indemnifying Party is a member of the Stockholder Group, or (ii) Buyer, in the event the Indemnifying Party is a member of the Buyer Group; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice); it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.
          (b) The Indemnifying Party will have the right to participate in or to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party (at the expense of the Indemnifying Party). The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if an Indemnified Party reasonably determines that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel and local counsel for all Indemnified Parties) shall be paid by such Indemnifying Party. If the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense.
          (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed); provided, that, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim (other than with respect to the payment of any amount of Damages that the Indemnifying Party is not obligated to pay pursuant to Section 11.3(b)). Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed) unless, in connection with any such action, the Indemnified Party releases the Indemnifying Party from any indemnification obligations under this Section 11.1 with respect to such Third Party Claim.
          (d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate fully and in good faith in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party (other than for the fees and expenses of its counsel) in connection with such cooperation), which cooperation will include (except where a conflict exists) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          (e) Any claim on account of Damages for which indemnification is provided under this Agreement which does not involve a Third Party Claim shall be asserted by reasonably prompt written notice (but in any event within the relevant period specified in Section 11.3(e)) given by the Indemnified Party to the Indemnifying Party.
          (f) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.
          (g) Notwithstanding the foregoing, the Buyer Group will not be entitled to indemnification with respect to Taxes if any member of the Buyer Group initiates the review or contest of such Taxes by any Governmental Authority without the Stockholder Representative’s consent (which will not be unreasonably withheld or delayed), other than with respect to Taxes that are the subject of the Voluntary Disclosure Agreement proceedings, whether or not concluded, described in Section 7.1(c) of this Agreement and for which the requirements of Section 8.1(a) are met.
                    Section 11.5. Exclusive Remedy. The remedies set forth in this Article XI and Section 7.8 shall be the sole and exclusive post-Closing monetary remedy with respect to any and all claims relating, directly or indirectly, to the subject matter of this Agreement or any other Transaction Document (except as may otherwise expressly be set forth in such other Transaction Document) other than claims for fraud.
                    Section 11.6. Mitigation. The Parties shall cooperate with one another with respect to resolving any claim or Liability with respect to which one Party is obligated to provide indemnification hereunder, including by using commercially reasonable efforts to mitigate and resolve any such claim or Liability.
ARTICLE XII.
TERMINATION
                    Section 12.1. Termination Events. Subject to the terms hereof, without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
     (a) by mutual written consent of the Company and Buyer;
     (b) by either the Company or Buyer by giving written notice to the other Party if the Closing shall not have occurred by December 31, 2007, unless extended by written agreement of the Company and Buyer; provided that the Party seeking termination pursuant to this subsection (b) is not in default or breach of any Transaction Document to which it is party and provided, further, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party (i) whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) seeking termination in the event that the Closing shall not have occurred as a result of a failure of any representation or warranty of another Party to be true and correct, if such Party seeking termination had Knowledge of such failure prior to the date of this Agreement; or

     (c) by either the Company or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable.
                    Section 12.2. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 12.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Subsidiaries and Affiliates in respect thereof, except that (i) the obligations of Buyer, Merger Sub and the Company under Section 7.2 (Access to Information and Confidentiality), Section 7.5 (Public Announcements), Section 10.1 (Waiver of Damages) and Article XIV of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve any Party of any Liability for any fraud, breach of an obligation or covenant or willful and intentional breach of representation or warranty contained in this Agreement arising prior to termination.
ARTICLE XIII.
STOCKHOLDER REPRESENTATIVE
                    Section 13.1. Stockholder Representative. The Company and its stockholders have agreed that it is desirable to designate One Equity Partners LLC to act on behalf of holders of the Shares and Options for certain limited purposes, as specified herein (“Stockholder Representative”). Stockholder Representative shall have the right to resign and appoint a successor Stockholder Representative upon notice to the Company and Buyer.
                    Section 13.2. Authority and Rights. By the stockholders’ approval of the Merger Agreement and each seller’s submission of a letter of transmittal pursuant hereto, each of the stockholders of the Company immediately prior to the Effective Time irrevocably ratifies the designation of One Equity Partners LLC (and any successor representative) as Stockholder Representative as provided in this Merger Agreement and the Escrow Agreement, including, without limitation, the power to take any and all actions specified in or contemplated by this Merger Agreement or the Escrow Agreement and take all actions necessary in the judgment of Stockholder Representative for the accomplishment of the foregoing. Stockholder Representative shall take any and all actions that it believes are necessary or appropriate under this Merger Agreement and the Escrow Agreement for and on behalf of the holders of Shares and the Options, as fully as such holders were acting on their own behalf. All actions taken by Stockholder Representative under this Merger Agreement and the Escrow Agreement shall be binding upon all holders of Shares and the Options and their successors as if expressly confirmed and ratified in writing by each of them.
                    Section 13.3. Limitations on Liability. Except in cases of willful misconduct or fraud, the Stockholder Representative will have no liability to the holders of Shares or Options or their successors or assigns with respect to actions taken or omitted to be taken in good faith in its capacity as Stockholder Representative and shall be entitled to indemnification from the holders of Shares and Options entitled to receive the Merger Consideration against any loss, liability or expenses arising out of actions taken or omitted to be taken in good faith in its capacity as Stockholder Representative.
ARTICLE XIV.
MISCELLANEOUS
                    Section 14.1. Parties in Interest. Except as provided in Article XI with respect to the rights of the members of Buyer Group or the Stockholder Group to receive indemnification hereunder and Section 7.8 of this Agreement which is for the benefit of the officers and directors of the Company nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.
                    Section 14.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, that Buyer shall be permitted to assign this Agreement in whole or in part to one or more Subsidiaries and no such assignment shall relieve Buyer of its obligations hereunder, including those assigned.
                    Section 14.3. Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Company:	Westcom Holding Corp.
162 Fifth Avenue
New York, New York 10010
Attn.: Adam Ableman
Facsimile: (212) 807-0316

with copy to:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn.: David S. Allinson
Facsimile: (212) 751-4864

If to Buyer:	IPC Systems, Inc.
Wall Street Plaza
88 Pine Street
Attn.: John M. McSherry, General Counsel
Facsimile: (212) 509-7888

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn.: William E. Curbow
Facsimile: (212) 455-2502

If to the Stockholder Representative:

One Equity Partners LLC
320 Park Avenue, 18th Floor
New York, New York 10022
Attn.: David Walsh
Facsimile: (212) 277-1533

with copy to:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn.: David S. Allinson
Facsimile: (212) 751-4864
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
                    Section 14.4. Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified (including by waiver) except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
                    Section 14.5. Exhibits and Disclosure Schedule.
          (a) All Exhibits, Schedules and the Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) or in the Company Financial Statements whose relevance or applicability to any representation or warranty made elsewhere in this Agreement or to the information called for by any other

Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any other section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) is reasonably apparent shall to the extent of such disclosure be deemed to be an exception to such representations and warranties and to be disclosed with respect to all Sections of and Schedules and Exhibits to this Agreement and the Disclosure Schedule (and all sections of all Schedules and Exhibits to this Agreement and the Disclosure Schedule), notwithstanding the omission of a reference or cross-reference thereto.
          (b) Neither the specification of any dollar amount in any representation or warranty nor the mere inclusion of any item in a Schedule or in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item would be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect on the Company Group, Buyer or Merger Sub.
          (c) The Company will have the right to deliver to Buyer on or before the Closing a supplement to the Disclosure Schedule with respect to the matters set forth in Article V (the “Closing Date Schedule Supplement”) containing any matters occurring after the date hereof which, if occurring prior to the date hereof, are required or permitted to be set forth or described in the Disclosure Schedule relating to Article V in order to make such Disclosure Schedule true and complete. The Closing Date Schedule Supplement will have no effect for the purposes of determining the satisfaction of any condition to Closing set forth in Article IX. The Closing Date Schedule Supplement will, however, for purposes of Article XI in determining whether the Company has breached any of its representations and warranties hereunder be deemed to amend the applicable sections of the Disclosure Schedule referenced in the Closing Date Schedule Supplement to reflect the matters set forth therein but only to the extent that (i) Buyer, as a result of the matters set forth in such Closing Date Schedule Supplement was permitted to elect not to consummate the transactions pursuant hereto in accordance with Section 9.3(a) and chose notwithstanding such permission to so consummate the Closing or (ii) Buyer consented in writing to the actions requiring such matters to be set forth in the Closing Date Schedule Supplement.
                    Section 14.6. Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
                    Section 14.7. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
                    Section 14.8. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement and the certificates delivered pursuant to Sections 4.8(a)(ii) and 4.8(a)(iii), Buyer and Merger Sub acknowledge that none of the Company, any of its Affiliates nor any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to the Company Group and its Affiliates, the

Shares or any of the assets or Liabilities of the Company Group and its Affiliates, or with respect to any other information provided to Buyer or Merger Sub, whether on behalf of the Company Group or such other Persons, including as to the probable success or profitability of the Company Group after the Closing. Neither the Stockholder Group nor any other Person will have or be subject to any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer or Merger Sub, or Buyer or Merger Sub’s use of, any such information, including any information, document or material made available to Buyer or Merger Sub in certain “data rooms,” management presentations or in any other form in expectation or contemplation of the transactions contemplated by this Agreement.
                    Section 14.9. Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
                    Section 14.10. Severability; Specific Performance.
          (a) If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
          (b) The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed by any Party in accordance with the terms of this Agreement and that each Party shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.
                    Section 14.11. Expenses. Unless otherwise provided herein, including Section 4.4, each of Buyer and the Company agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.
                    Section 14.12. Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.
                    Section 14.13. Consent to Jurisdiction; Waiver of Jury Trial.
          (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County, New York and (ii) the United States District Court for the State of New York sitting in the Southern District for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 14.3 will be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York located in New York County, New York or (ii) the United States District Court for the State of New York sitting in the Southern District, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.
          (b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
                    Section 14.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
* * * * *

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

IPC SYSTEMS, INC.
By:	/s/ Lance Boxer
	Name:	Lance Boxer
	Title:	Chief Executive Officer

WHITEHALL MERGER CORPORATION
By:	/s/ Lance Boxer
	Name:	Lance Boxer
	Title:	President

WESTCOM HOLDING CORP.
By:
Name:
Title:

PRINCIPAL STOCKHOLDERS: ONE EQUITY PARTNERS LLC
By:	/s/ David Walsh
	Name:	David Walsh
	Title:	Partner

BANC OF AMERICA CAPITAL INVESTORS L.P.
By:	/s/ Georg E. Morgan, III
	Name:	George E. Morgan, III
	Title:	Member

(Signature Page to Merger Agreement)

MICHAEL HIRTENSTEIN
/s/ Michael Hirtenstein

(Signature Page to Merger Agreement)